Exhibit 10.2

TRANSITIONAL SERVICES AGREEMENT

by and between

MISYS PLC

and

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC

dated as of August 20, 2010

TRANSITIONAL SERVICES AGREEMENT

THIS TRANSITIONAL SERVICES AGREEMENT (this “Agreement”), dated as of August 20, 2010, between Misys plc, a public limited company incorporated under the laws of England and Wales (“Manchester”), and Allscripts-Misys Healthcare Solutions, Inc., a Delaware corporation (“Arsenal”).

W I T N E S S E T H :

WHEREAS, Manchester acquired direct and indirect ownership of approximately fifty-four and one-half percent (54.5%) of the then issued and outstanding Arsenal Shares pursuant to an agreement and plan of merger, dated March 17, 2008, entered into by and among Manchester, AM LLC, Allscripts Healthcare Solutions Inc. and Patriot Merger Company, LLC;

WHEREAS, Manchester and Arsenal entered into a Framework Agreement dated as of June 9, 2010 (the “Framework Agreement”) pursuant to which Manchester and Arsenal agreed, among other things and subject to certain conditions, to reduce Manchester’s existing indirect shareholding in Arsenal through (i) a repurchase by Arsenal of Arsenal Shares held indirectly by Manchester through its subsidiaries and (ii) a secondary public offering by subsidiaries of Manchester of additional Arsenal Shares (the transactions described in clauses (i) and (ii), the “Coniston Transaction”); and

WHEREAS, following the occurrence of, and subject to the closing of, the Coniston Transaction (the “Coniston Closing”), Manchester and Arsenal each desire to provide, or cause to be provided, to the Recipients indicated on the Schedules hereto, and such Recipients desire to accept and receive, the Services and other services and rights set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Manchester and Arsenal agree as follows:

1.	Definitions and Interpretation

1.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

“AAA” has the meaning specified in Section 10.2.

“Action” means any suit, action, cause of action, proceeding, claim, complaint, grievance, arbitration proceeding, demand, citation, summons, subpoena, cease and desist letter, injunction, notice of violation or irregularity, review or investigation (whether civil, criminal, regulatory or otherwise and whether at law or in equity) before or by any Governmental Entity or before any arbitrator.

“Additional Service” has the meaning specified in Section 2.1(b).

“Affiliate” means, with respect to any Person, another Person that, at the time of determination, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, whether by Contract, possession (directly or indirectly) of power to direct or cause the direction of the management or policies of a Person or the ownership (directly or indirectly) of securities or other interests in such Person and for the avoidance of doubt (i) neither Arsenal nor any of its Subsidiaries shall be treated as Affiliates of Manchester or any of its other Subsidiaries (other than Arsenal and its Subsidiaries) and (ii) neither Manchester nor any of its Subsidiaries (other than Arsenal and its Subsidiaries) shall be treated as Affiliates of Arsenal or any of its Subsidiaries.

“Agreement” has the meaning specified in the first paragraph.

“Amended and Restated Relationship Agreement” means the amended and restated relationship agreement, dated on or about the date of this Agreement, between Arsenal and Manchester.

“Arsenal” has the meaning specified in the first paragraph and includes its permitted successors and permitted assigns.

“AM LLC” means AllscriptsMisys LLC (formally known as Misys Healthcare Systems LLC), a North Carolina limited liability company.

“Arsenal Shares” means the issued and outstanding shares of common stock of Arsenal, par value $0.01 per share.

“Confidential Information” has the meaning specified in Section 4.1.

“Contract” means a contract, agreement, arrangement or lease, whether written or oral.

“Dispute Date” has the meaning specified in Section 10.1.

“Effective Date” has the meaning specified in Section 5.1.

“Executives” means Manchester’s Stephen Wilson and Arsenal’s Bill Davis or such other persons as each of Manchester and Arsenal shall designate from time to time.

“Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any Action incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“Fees” means, with respect to any given Service, (a) charges for the provision of such Service and (b) reasonable out-of-pocket expenses (which, for the avoidance of doubt, shall not include allocations for overhead or similar general operating expenses) incurred by a Provider on behalf of a Recipient in the provision of such Service (regardless of whether such reasonable out-of-pocket expenses are listed on any Schedule); provided, that any such out-of-pocket expenses that are not set forth on the relevant Schedule (i) for Manila Support Services individually in excess of $2,000 or in the aggregate in excess of $10,000 per fiscal quarter shall require the prior consent of the Recipient to be a “Fee” hereunder and (ii) for other Schedules individually in excess of $5,000 or in the aggregate in excess of $20,000 per fiscal quarter shall require the prior consent of the Recipient to be a “Fee” hereunder, and provided, further, that the aggregate of all out-of-pocket expenses not set forth on a Schedule for all Services shall not exceed $500,000 per Service Period.

“Financial Services” has the meaning specified in Schedule A.

“Force Majeure” has the meaning specified in Section 12.12.

“Framework Agreement” has the meaning specified in the third paragraph.

“Governmental Entity” means any domestic or foreign (whether national, federal, state, provincial, local or otherwise) government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational.

“Indemnified Party” and “Indemnified Parties” have the meanings specified in Section 7.1.

“Indemnifying Party” has the meaning specified in Section 7.1.

“Information Systems Services” has the meaning specified in Schedule D.

“Law” (and with the correlative meaning “Laws”) means rule, regulation, statute, order, ordinance, guideline, code (including the UK Takeover Code) or other legally enforceable requirement, including, but not limited to common law, state and federal laws or securities laws and laws, rules and regulations of foreign jurisdictions.

“Liability” means any and all claims, debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising (unless otherwise specified in this Agreement), including all reasonable out-of-pocket costs and reasonable attorneys’ fees and expenses relating thereto, and including those debts, liabilities and obligations arising under any Law, and those arising under any Contract, commitment or undertaking.

“Loss” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, fees, expenses, deficiencies, or other charges, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown (including the costs and expenses of any and all Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions).

“Manila Support Services” has the meaning specified in Schedule C.

“Manchester” has the meaning specified in the first paragraph and includes its permitted successors and permitted assigns.

“Open Source Software License Agreement” has the meaning specified in the Proprietary Software License Agreement.

“Overdue Rate” means the prime rate of interest as published in the Wall Street Journal on the date a payment hereunder was due plus one percent (1%).

“Party” means Manchester or Arsenal as the context may require.

“Parties” means Manchester and Arsenal together.

“Person” means an individual, corporation, partnership, joint venture, association, trust, limited liability company, Governmental Entity, unincorporated organization or other entity.

“Proprietary Software License Agreement” means the Proprietary Software License Agreement, dated as of October 10, 2008, between Misys Open Source Solutions LLC and AM LLC.

“Provider” means an entity providing a Service hereunder, as indicated on the Schedules hereto. Manchester, Arsenal or any of their respective Affiliates may serve as a Provider hereunder.

“Provider Invoice” has the meaning specified in Section 3.2.

“Provider Party” means either Manchester (if the Provider is Manchester or an Affiliate of Manchester) or Arsenal (if the Provider is Arsenal or an Affiliate of Arsenal).

“Provider Service Manager” has the meaning specified in Section 2.3(a).

“Provider Software” means all computer systems, software programs and databases and external data services used by a Provider (i) prior to the date hereof in providing services to a Recipient or (ii) in the performance of Services hereunder.

“R&D Services” has the meaning specified in Schedule B.

“Recipient” means an entity receiving a Service hereunder, as indicated on the Schedules hereto. Manchester, Arsenal or any of their respective Affiliates may be a Recipient hereunder.

“Recipient Data” means all correspondence, communications, memos, e-mails, electronic or paper records, electronic or paper documents or other information, including but not limited to client databases, pricing, collections, and any other financial information, prepared or generated by any Provider with respect to any Recipient or its businesses during the term of this Agreement contained in such Provider’s data files or systems, any additions or modifications made thereto by Provider in the course of performing Services under this Agreement, and any output data resulting from the delivery of Services by Provider.

“Recipient Party” means either Arsenal (if the Recipient is Arsenal or an Affiliate of Arsenal) or Manchester (if the Recipient is Manchester or an Affiliate of Manchester).

“Recipient Service Manager” has the meaning specified in Section 2.3(a).

“Records” has the meaning specified in Section 3.3(a).

“Schedule” means any schedule attached hereto.

“Service End Date” as it relates to each Service has the meaning specified in the relevant Schedule for that Service.

“Service Manager” has the meaning specified in Section 2.3(a).

“Service Period” has the meaning specified in Section 5.1.

“Services” has the meaning specified in Section 2.1(a).

“Software” means all computer software, including application software, operating system software and firmware including all source code and object code versions thereof, in any and all forms and media, and all related documentation.

“Subsidiary” means, with respect to any Person, another Person of which more than 50% of any class of capital stock, voting securities, other voting ownership or voting partnership interests (or, if there are no such voting interests, more than 50% of the equity interests) are owned or controlled, directly or indirectly, by such first Person.

“Tax Services” has the meaning specified in Schedule E.

“Third Party” has the meaning specified in Section 2.8(a).

“Third Party Consent” has the meaning specified in Section 2.8(a).

“Third Party Fee” has the meaning specified in Section 2.8(c).

“Trademark and Trade Name License Agreement” means the trademark and trade name license agreement dated October 10, 2008 between Manchester as licensor and AM LLC as licensee.

“Trademark and Trade Name Sublicense Agreement” means the trademark and trade name sublicense agreement dated October 10, 2008 between AM LLC as licensor and Arsenal as sublicensee.

“Transition and Migration Plan” has the meaning specified in Section 5.4(c).

1.2 Interpretation.

(a) In this Agreement, unless the context clearly indicates otherwise:

(i) words used in the singular tense include the meanings of those words in the plural tense, and words used in the plural tense include the meanings of those words in the singular tense;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(iii) reference to any gender includes the other gender;

(iv) the words “include”, “includes” and “including” shall each be deemed to be followed by the term “without limitation”;

(v) reference to any section, paragraph, exhibit or schedule means such section or paragraph of, or such exhibit or schedule to, this Agreement, as the case may be, and references in any section or definition to any clause means such clause of such section or definition;

(vi) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(vii) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(viii) reference to any Law (including statutes and ordinances) means such Law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(ix) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(x) in the event of any conflict between the provisions of the body of this Agreement and the Schedules hereto, the provisions of the relevant Schedule shall control, unless a Schedule or this Agreement expressly provides otherwise;

(xi) the titles and sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement; and

(xii) any portion of this Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Affiliates or subcontractors to take such action or refrain from taking such action, as the case may be.

(b) This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against either Party shall not apply to any construction or interpretation hereof.

2.	Provision and receipt of Services

2.1 General. (a) Each Provider hereunder shall provide to the relevant Recipient(s) hereunder, in accordance with the terms hereof and the Schedules, the following services solely for use in the business of such Recipient and its Affiliates:

(i) Financial Services (as defined in Schedule A);

(ii) R&D Services (as defined in Schedule B);

(iii) Manila Support Services (as defined in Schedule C);

(iv) Information Systems Services (as defined in Schedule D); and

(v) Tax Services (as defined in Schedule E),

(collectively, the “Services,” and each individually, including each individual service forming a part thereof, a “Service”).

(b) Additional Services. Notwithstanding anything to the contrary contained herein, if either Party becomes aware of any service (each, an “Additional Service”), which is not already being provided pursuant hereto, and such service was provided by Manchester or its Subsidiaries to Arsenal or a subsidiary of Arsenal or by Arsenal or its Subsidiaries to Manchester or a Subsidiary of Manchester prior to the date hereof, then such Party shall notify the other Party in writing of any such services and the Parties shall, for thirty (30) days thereafter, negotiate in good faith an amendment or modification hereto regarding the scope, terms, duration and cost and fees therefor, which shall be no less favorable to the designated Recipient than the terms on which such service was previously provided, and if the Parties cannot reach an agreement on such terms prior to such thirtieth day, such service shall not be added hereto as an Additional Service. Once agreed, any such Additional Service shall be a “Service” for all purposes of this Agreement and the Parties shall amend this Agreement accordingly. Until the execution of any such amendment, neither the Provider Party nor its Affiliates shall be obligated to provide any such Additional Service.

2.2 Standard of Care. In the performance of the Services, a Provider shall perform the Services at a service level equal to or better than the current service level for that particular Service as provided by a Provider to itself or its Affiliates; provided that with respect to a particular Service, the Provider and Recipient may agree on a specific service level relevant to such Service, consistent with this general principle, which will be set forth as part of the relevant Schedule. During the transition period, the Services shall be provided at the same service levels, and using the same personnel, as provided prior to the Effective Date. To the extent any such personnel used in the provision of the Services ceased to be employed or engaged by the Provider following the Effective Date, then the Provider shall notify the Recipient and, if requested by the Recipient, the Provider shall provide the same number of replacement personnel as is required to replace those who have left at no additional cost to the Recipient unless otherwise specified in the relevant Schedule for such Service or otherwise agreed between the Provider and the Recipient.

2.3 Service Managers.

(a) Each Provider and Recipient shall designate one or more of its employees or representatives to be manager for each of the categories of Services listed in Section 2.1(a) herein (each, a “Provider Service Manager”, “Recipient Service Manager” or “Service Manager”, as applicable). Each Service Manager shall be listed in the Schedules hereto or shall otherwise be appointed, and the other Party shall be notified of such appointment, promptly after the date hereof. Each Provider Service Manager’s responsibilities for his or her identified Services shall include:

(i) supervising the performance of a Provider’s obligations (including performance of Services); and

(ii) communicating or meeting with the corresponding Recipient Service Manager as reasonably necessary to review progress and to resolve any issues relating to the Services.

(b) Each Recipient Service Manager’s responsibilities for his or her identified Services shall include: (i) supervising the Recipient’s performance of its responsibilities with respect to the Services; and (ii) communicating or meeting with the corresponding Provider Service Manager as reasonably necessary to review progress and to resolve any issues relating to the Services.

(c) If a Service Manager of either Party is unable to continue to serve in such capacity or if either Party elects to change a Service Manager, such Party shall appoint a successor Service Manager and promptly notify the other Party of such appointment.

2.4 Affiliates. The Provider Party remains responsible for the performance of any of its Affiliates of the Services. A Provider may subcontract any of its obligations in relation to the provision of any Service or component thereof to any of its Affiliates; provided that such Affiliate shall be subject to the standard of care set forth in Section 2.2 and that the Provider Party remains responsible for such performance of such Service or component thereof by such Affiliate at the same standard of care set forth herein for the Services.

2.5 Recipient Obligations. To enable a Provider to provide the Services, a Recipient shall provide or cause to be provided, at its sole cost and expense, such information and materials, furnish access to such data, personnel, software licenses and other resources, and take such other actions as are reasonably necessary for the Provider to provide the Services.

2.6 Compliance with Laws. A Provider shall have no obligation to engage in any unlawful activity in connection with the provision of the Services. In the event that either Party becomes aware of a change in the Law applicable to a Service, each shall notify the other and negotiate in good faith how to change the Service to accommodate the change in applicable Law (including cost). If after fifteen (15) days the Parties are unable to agree on how the Services are to be changed in order to accommodate the change in Law, then the Provider may terminate the Services or such component thereof immediately upon giving written notice without any further liability or obligation other than the payment of Fees for such Services or components thereof provided through the date of such termination. In performing the Services, the Provider Party and any Provider shall comply in all material respects with all Laws that apply to the performance of the same.

2.7 Limited License. Subject to the terms and conditions of this Agreement, the Provider Party hereby grants to the Recipient Party a nonexclusive, terminable, limited right and license (or sublicense, as the case may be) to access and/or use the Provider Software solely in connection with the receipt of the Services hereunder to the extent that the Recipient Party requires access and use of the same; provided that the grant of such license or sublicense for any piece of Provider Software is conditioned upon the terms (if any) of the consent to use such software previously granted by a third-Person (should third-Person consent be applicable in the circumstances) and any such license to Provider Software shall automatically terminate on the relevant Service End Date without the parties having to take any further action. The software covered by the Proprietary Software License Agreement or the Open Source Software License Agreement shall be governed by the terms of such agreements, as applicable, and not by this Section 2.7. If a Recipient declines to pay the third-Person consent costs as noted above, the Provider shall not be obligated to grant the applicable license or sublicense and the Recipient may, at its option, terminate the Service with respect to which such consent was being sought following 45-days notice to the Provider Party of its intent to do so without any further liability or obligation other than the payment of Fees for such Services provided through the date of such termination. All rights in and to the Provider Software not specifically granted herein are reserved by the Provider Party and its Affiliates, as applicable.

2.8	Third Party Consents.

(a) The Parties shall cooperate with each other and shall use commercially reasonable endeavors to obtain the consent of third parties (each a Third Party) which are necessary or desirable (i) to permit the Services to be provided, enjoyed or used in accordance with the terms of this Agreement or (ii) to achieve the separation of any other services or benefits provided by a Third Party to either or both of the Parties (each a Third Party Consent).

(b) Each Party shall be responsible for its own internal personnel and related costs and external professional costs incurred in relation to obtaining each Third Party Consent.

(c) If a Third Party requests the payment of a fee as a condition precedent for granting a Third Party Consent or the Third Party grants a Third Party Consent subject to an increase in the fees payable to that Third Party (in each case, a Third Party Fee), then the Parties shall negotiate in good faith as to whether the relevant contract with that Third Party shall be terminated in accordance with its terms and the Parties shall bear any costs associated with such termination in proportion (as at the Effective Date) to each Party’s use of such Third Party’s services or contract. If the Parties agree (each acting reasonably) that the relevant contract shall continue, then the Parties shall bear the Third Party Fee in proportion (as at the Effective Date) to each Party’s use of such Third Party’s services or contract.

3.	Fees; Invoicing and Payment

3.1 Fees Generally. The relevant Recipient or Recipient Party shall pay the relevant Provider or Provider Party the amounts set forth in Schedule A in consideration for the Financial Services, the amounts set forth in Schedule B in consideration for the R&D Services, the amounts set forth in Schedule C in consideration for the Manila Support Services; the amounts set forth in Schedule D in consideration for the Information Systems Services and the amounts set forth in Schedule E in consideration for the Tax Services. With respect to Fees charged by Manchester or any of its Affiliates, such Fees will use the Manchester budgeted exchange rates for the then-applicable fiscal period. For purposes of clarification, all Fees set out in the Schedules to this Agreement are specified and payable in U.S. dollars and are not subject to change due to exchange rates or currency fluctuations.

3.2 Payments. The Provider Party shall submit or cause to be submitted to the Recipient Party or a Recipient, within thirty (30) business days following the end of each calendar month, an invoice specifying the Fees for and nature of each of the Services provided during the relevant month (each, a “Provider Invoice”). The Provider Party shall, and shall cause its Affiliates to, provide the Recipient Party with such books and records as are necessary to support the amounts in the relevant Provider Invoice as the Recipient Party may reasonably request from time to time. The Recipient Party shall pay or cause to be paid in full the amounts due under each Provider Invoice within fifteen (15) days after receipt of such Provider Invoice and such payment shall be accompanied by a copy of the applicable Provider Invoice. Any portion of the amount due on any Provider Invoice not paid within such fifteen (15) day period shall bear interest at the Overdue Rate, calculated on an annualized basis based on a 360-day year comprised of twelve (12) thirty day months, until paid in full. All amounts invoiced on Provider Invoices shall be in United States (U.S.) dollars, unless otherwise agreed upon by the Parties.

3.3 Records and Access to Records.

(a) Each Party agrees to maintain, and to cause its applicable Affiliates to maintain, books and records arising from or related to any Services provided hereunder that are accurate and complete in all material respects during the term of each Service and for a period of four (4) years following the termination or expiration of such Service, including but not limited to accounting records and documentation produced in connection with the rendering of any Service and in the calculation of any compensation payable pursuant hereto (the “Records”).

(b) During the term hereof and for one year thereafter, no more than once during each six month period in each fiscal year, the Recipient Party shall have the right to audit the Records of the Provider Party and its Affiliates pertaining to the Services received during that fiscal year. The Recipient Party may use an independent auditor to perform any such audit that is reasonably acceptable to the Provider Party. Prior to the Recipient Party using an independent auditor, such independent auditor shall enter into an agreement with the Parties, on terms that are agreeable to both Parties, under which such independent auditor agrees to maintain the confidentiality of the information and materials reviewed during the course of such audit. The findings of such audit shall be considered Confidential Information for the purposes of this Agreement.

(c) Any audit shall be conducted during regular business hours and in a manner that does not interfere unreasonably with the operations of the Provider Party or its Affiliates. Each audit shall begin upon the date agreed by the Parties, but in no event more than ten (10) days after notice from the Recipient of such audit, and shall be completed as soon as reasonably practicable. The Recipient Party shall pay or cause to be paid the costs of conducting such audit, unless the results of an audit reveal an overpayment of the applicable audited Service of 7.5% or more, in which case, the Provider Party shall pay or cause to be paid the lesser of the pro-rata portion of the audit fees for auditing such Service or an amount equal to the amount of the overpayment. If the audit concludes that an overpayment or underpayment has occurred during the audited period, such payment shall be remitted by the Party or its Affiliate responsible for such payment to the other Party or its Affiliate to whom such payment is owed within thirty (30) days after the date such auditor’s written report identifying the overpayment or underpayment is delivered to the Party who is, or whose Affiliate is, responsible for such payment, provided that should the Provider Party dispute the findings of an audit conducted by the Recipient Party without the use of an independent auditor, the Provider Party may withhold any disputed amounts due to the Recipient Party pursuant to this Section 3.3(c) pending the resolution of such dispute in accordance with Section 10 hereof. Any such finally determined overpayment or underpayment shall bear interest at the Overdue Rate, calculated on an annualized basis based on a 360-day year comprised of twelve thirty day months, from the date such overpayment or underpayment occurred until paid in full.

(d) In connection with any audit, the Provider Party shall provide the Recipient Party and the auditors of the Recipient Party who have executed a confidentiality agreement in accordance with Section 3.3(b) reasonable access to Records (and permit the Recipient Party and the Recipient Party’s auditors to examine and make copies and abstracts from such Records), facilities and management personnel and subcontractors (if applicable) with respect to the relevant Services for the purpose of: (A) performing the Recipient Party’s end of fiscal quarter or end of fiscal year financial closing process, and to prepare the related financial statements and accounting reports, or to revise any financial statements and accounting reports for any prior periods; or (B) performing audits and inspections of the relevant businesses necessary to meet applicable regulatory requirements, including Section 404 of the Sarbanes-Oxley Act of 2002.

(e) Upon written request from the other Party, each Party shall provide the other Party reasonable access to the Records and relevant personnel during the term of each Service (and, for a period of four (4) years following the termination or expiration of such Service, for purposes of defending any litigation, the preparation of income and other tax returns, demonstrating to any third-Person as reasonably necessary compliance with applicable laws or regulations or pursuant to the request of any applicable regulatory authority); provided, however, that each Party shall bear its own expenses in connection therewith (including out of pocket expenses), such access shall be provided at a reasonable time, under the supervision of such first Party’s or its Affiliates’ personnel and in such a manner as not to interfere unreasonably with the normal operation of such first Party’s or its Affiliates’ businesses, and shall be subject to any confidentiality obligations on the part of the first Party or its Affiliates to any third Person, and provided further that nothing herein shall require any Party to provide the other Party access to any information contained in any Record that does not relate to the relevant Services. Such access shall include the right to examine and copy Records to the extent relating to the relevant Services, subject to the confidentiality obligations set forth in Section 4 herein.

3.4 Taxes. The Fees set forth in the Schedules do not include any sales, value-added, goods and services, or similar taxes of any nature imposed by any federal, state, local or foreign jurisdiction. If a Provider or the Provider Party has the legal obligation to collect and/or pay any such taxes with respect to provision of Services under this Agreement, the amount of (and the jurisdiction imposing) such taxes shall be added to the Provider Invoice to a Recipient or the Recipient Party, separately stated, and shall be paid by a Recipient or the Recipient Party to a Provider or the Provider Party; provided that (a) in the case of value-added taxes, a Recipient or the Recipient Party shall not be obligated to pay such taxes unless a Provider or the Provider Party has issued to a Recipient or the Recipient Party a valid value-added tax invoice in respect thereof, and (b) in the case of all such taxes, a Recipient or the Recipient Party shall not be obligated to pay such taxes if and to the extent that a Recipient or the Recipient Party has provided any exemption certificates or other applicable documentation that would eliminate or reduce the obligation to collect and/or pay such taxes. If a Provider or the Provider Party does not have the legal obligation to collect and/or pay any such taxes with respect to the provision of Services to a Recipient or the Recipient Party hereunder, a Recipient or the Recipient Party does have such legal obligation with respect to such taxes, and the amount of such taxes has not been added to the Provider Invoice to a Recipient or the Recipient Party, a Recipient or the Recipient Party shall pay the invoiced amount to a Provider or the Provider Party without reduction for such taxes and shall pay to the applicable federal, state, local or foreign jurisdiction the amount of such taxes due to such jurisdiction. With respect to each Service, a Recipient and the Recipient Party shall hold the Provider(s) and the Provider Party harmless from any sales, value added, goods and services, or similar taxes of any nature imposed by any federal, state, local or foreign jurisdiction with respect to such Service or payments under this Agreement with respect to such Service; provided that in the event a Provider or the Provider Party is obligated by law to add any such taxes to a Provider Invoice and fails to do so, neither the Recipient nor the Recipient Party shall be responsible for any penalties imposed as a result of such failure.

4.	Confidentiality

4.1 Confidential Information. “Confidential Information” of a Party means all business, operational, customer, employee, technological, financial, commercial and other proprietary information and materials disclosed by a Party and its Affiliates to the other Party, its Affiliates and third-Person vendors pursuant to this Agreement, and shall include all information and materials that: (a) are contained in any of the Schedules to this Agreement; (b) relate to the determination of the Fees; (c) are obtained by the other Party after the date hereof in the course of the receipt or provision of any of the Services; (d) embody or otherwise summarize Confidential Information; or (e) are identified in writing by the disclosing Party as confidential and/or proprietary.

4.2 Confidentiality Obligations. Except as expressly authorized by prior written consent of the disclosing Party, the receiving Party shall:

(a) limit access to any Confidential Information of the other Party received by it to its and its Affiliates’ directors, officers, employees, subcontractors, agents and representatives, including third-Person vendors, who need to know in connection with this Agreement and the obligations of the Parties hereunder;

(b) advise such directors, officers, employees, subcontractors, agents and representatives, including third-Person vendors, having access to the Confidential Information of the other Party of the proprietary nature thereof and of the obligations set forth in this Agreement and confirm their agreement that they will be bound by such obligations (provided that no individual may perform R&D Services within India or Manila Support Services within Manila, Philippines without previously having executed a written non-disclosure agreement with a Party or its Affiliate);

(c) safeguard all Confidential Information of the other Party received using a reasonable degree of care, but not less than that degree of care used by the receiving Party in safeguarding its own similar information or material;

(d) comply in all material respects with all applicable: (i) Laws relating to maintaining the confidentiality of the Confidential Information of the other Party; and (ii) privacy policies provided to the receiving Party relating to Confidential Information of the disclosing Party;

(e) except as set forth in this Agreement, not reproduce or use any Confidential Information of the other Party or disclose the Confidential Information of the other Party to any other Person without the prior written consent of the other Party; and

(f) use the Confidential Information of the other Party only for the purposes and in connection with the performance of the receiving Party’s obligations set forth in this Agreement.

4.3 Exceptions. Notwithstanding the obligations set forth in Section 4.2, the obligations of confidentiality, non-use and non-disclosure imposed under this Section 4 shall not apply to any Confidential Information of the other Party:

(a) that the recipient can demonstrate has been published or otherwise been made available to the general public without breach of this Agreement;

(b) that the recipient can demonstrate has been furnished or made known to the recipient without any obligation to keep it confidential by a third Person under circumstances which are not known or should not have reasonably been known to the recipient to involve a breach of the third Person’s obligations to a Party hereto;

(c) that the recipient can demonstrate was developed or acquired independently by an employee or agent of the recipient without access to or use of Confidential Information of the other Party furnished to the recipient pursuant to this Agreement;

(d) that the recipient can demonstrate it is explicitly entitled to disclose pursuant to the Amended and Restated Relationship Agreement; or

(e) that the recipient can demonstrate was also provided to it, independent of this Agreement, in its capacity as a director or shareholder of the other Party and is governed by confidentiality obligations in its capacity as such.

4.4 HIPAA Obligations. Each Party acknowledges that certain Recipient Data of the other Party may constitute “protected health information” subject to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and that the other Party may be considered a “business associate” to customers that are “covered entities” under HIPAA. Each Party shall treat all such Recipient Data as Confidential Information of the other Party hereunder, regardless of whether such information is aggregated or otherwise “de-identified” (as that term is defined under HIPAA). Each Party acknowledges that it has executed a business associate subcontractor agreement.

4.5 Data Security. The Provider Party shall use commercially reasonable efforts to protect the physical security and electronic security of the equipment utilized to provide the Services to the Recipient Party that contains Recipient Data. In the event of a breach or suspected breach of security of any system, website, database, equipment or storage medium or facility that results or could result in unauthorized access to Recipient Data by any third party (including any employee or subcontractor of the Provider Party that is not authorized to access such information), the Provider Party shall notify the Recipient Party as promptly as is reasonably possible under the circumstances and make commercially reasonable efforts to resecure its systems promptly. The Provider Party shall treat any information related to such security incident(s) as the Recipient’s Confidential Information. The Provider Party agrees to provide reasonable cooperation to the Recipient Party and any applicable government agency in investigating and resolving any such security incident.

4.6 Injunctive Relief. Each Party acknowledges that the disclosing Party would not have an adequate remedy at Law for the breach of any one or more of the covenants contained in this Section 4 and agrees that, in the event of such breach, the disclosing Party may apply to a court for an injunction to prevent breaches of this Section 4 and to enforce specifically the terms and provisions of this Section 4.

4.7 Disclosure Required by Law. The provisions of this Section 4 shall not preclude disclosures required by Law; provided, however, that each Party shall use reasonable efforts to notify the other Party prior to making any such disclosure, in order to permit the other Party to take such steps as it deems appropriate to minimize any loss of confidentiality.

5.	Term and Termination

5.1 Term. The term for each of the Services shall begin on the date hereof (the “Effective Date”) and shall continue in effect until the Service End Date (such period being the “Service Period” for each Service). Notwithstanding the foregoing or anything to the contrary contained in this Agreement, no Service shall continue to be provided beyond the Service End Date for the particular Service and this Agreement shall automatically terminate when each Service End Date has been reached if it has not been terminated beforehand in accordance with its terms.

5.2 Termination of a Particular Service or Component Thereof. At any time:

(a) either Party may terminate its rights and obligations with respect to the provision of a Service or any component thereof effective thirty (30) days following notice to the other Party if the other Party materially defaults in the performance of any of its obligations contained in this Agreement for such Service or component thereof, as applicable, and such default is not remedied to the reasonable satisfaction of the nondefaulting Party within such notice period; and

(b) any specific Service or part thereof shall be subject to termination at the election of the Recipient Party upon providing the relevant amount of advance notice specified for termination in the relevant Schedule to the Provider Party. Any termination of this Agreement with respect to any Service (or part thereof) shall not terminate this Agreement with respect to any other Service or any other services then being provided under this Agreement.

5.3 Consequences of Termination of this Agreement or Termination of any of the Services or any Component Thereof. Upon termination of this Agreement, any of the Services or any component thereof:

(a) the Parties shall cooperate with each other as is reasonably necessary to transition the provision of the applicable Services or components thereof to the Recipient or its designee, provided that in no case shall the Providing Party be required to undergo any cost or expense in satisfying this Section 5.3(a);

(b) such termination shall not affect either Party’s, or either Party’s Affiliates’, rights (subject to Section 6.3(b)(i)) to payment or refunds for Services or components thereof that have been provided or paid for by that Party or its Affiliates prior to such termination;

(c) except as otherwise provided herein, each Party shall and shall cause its Affiliates to use reasonable efforts to, at the other Party’s option, destroy or return to the other Party all records obtained by such Party in the course of performing such Services or components thereof, as applicable, containing Confidential Information of the other Party that are then in the possession or control of such Party or its Affiliates; provided, however, that archived records may be retained. If either Party or any of their respective Affiliates destroys any record pursuant to this Section 5.3(c), such Party shall provide the other Party with written confirmation of any such destruction; and

(d) the Parties shall no longer be required to provide the Services (save as pursuant to any Transition and Migration Plan (if any)).

5.4 Transition and Migration Upon Discontinuation or Termination.

(a) In preparation for the discontinuation of any Service provided under this Agreement, the Provider Party shall, and shall cause its Affiliates to, consistent with its obligations to perform the Services hereunder and with the cooperation and commercially reasonable assistance of the Recipient Party, take such steps as are reasonably requested in order to facilitate a smooth, efficient and prompt transition and/or migration of the data, records and responsibilities of the Services to the Recipient Party so as to avoid a disruption of services; provided, however, that in no event shall the Provider Party or any of its Affiliates be required to do anything that would interfere with its ability to perform its obligations with respect to the Services hereunder unless the Recipient Party expressly agrees in writing to be executed by both Parties to waive any claim it may have that the Provider Party or the relevant Affiliate is in breach in its performance obligations due to the interference in the Services caused by such assistance. The Parties shall use all commercially reasonable efforts to complete such transition and/or migration prior to the effective date of the expiration or termination of the applicable Service Period or the termination of this Agreement or on such expedited or extended schedule to which the Parties shall mutually agree in writing.

(b) In preparation for the discontinuation of any Service or termination of this Agreement for any reason, the Provider Party shall, and shall cause its Affiliates to, (i) transfer to the Recipient Party, and the Recipient Party shall take possession of, all of the Recipient Party records, files and Recipient Party data related to the provision of the Services to the Recipient Party and (ii) provide systems and software assistance and personnel training so as to enable the Recipient Party to transition efficiently and migrate such Recipient Party records, files and Recipient Party data in satisfying its ongoing needs for which Services have been provided by the Provider Party and its Affiliates hereunder; provided that any services provided by the Provider Party and its Affiliates pursuant to this Section 5.4(b) shall be consistent with the Provider Party’s and its Affiliates’ agreements with third Persons and are conditioned upon the Provider Party’s or its Affiliate’s receipt of any necessary third-Person consents, which the Provider Party and its Affiliates shall use commercially reasonable efforts to obtain.

(c) Upon receipt by the Provider Party of the Recipient Party’s reasonable request for transition and migration assistance in accordance with this Section 5.4, the Parties shall negotiate in good faith a plan under which such transition and migration assistance will be provided (each such plan, a “Transition and Migration Plan”). Each Transition and Migration Plan shall include a schedule for the transition and migration work and the costs to be incurred by each Party and their respective Affiliates in performing transition and migration activities. The Recipient Party shall pay such costs of transition and migration activities incurred by either Party or its Affiliates pursuant to this Section 5.4.

5.5 Survival. Upon termination of this Agreement for any reason, Sections 1, 3, 4, 5.3, 5.4, 5.5, 6, 7, 8, 10 and 12 shall survive.

6.	Disclaimer; Limitations of Liability; Remedies

6.1 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT.

6.2 Limitations of Liability.

(a) NEITHER PARTY SHALL BE LIABLE, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR OTHERWISE,

FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES WHATSOEVER, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, THAT IN ANY WAY ARISE OUT OF, RELATE TO, OR ARE A CONSEQUENCE OF, ITS PERFORMANCE OR NONPERFORMANCE HEREUNDER, OR THE PROVISION OF OR FAILURE TO PROVIDE ANY SERVICE HEREUNDER, EXCEPT TO THE EXTENT THAT SUCH DAMAGES ARE AWARDED TO A THIRD PERSON, WHICH AWARD SHALL BE SUBJECT TO THE LIMITATIONS IN SECTION 6.2(b) APPLICABLE TO A THIRD PERSON.

(b) THE AGGREGATE LIABILITY OF EITHER PARTY UNDER THIS AGREEMENT SHALL BE LIMITED TO THE TOTAL AMOUNTS PAID OR PAYABLE TO OR BY SUCH PARTY OR ITS AFFILIATES UNDER THIS AGREEMENT WITH RESPECT TO THE RELEVANT SERVICE SCHEDULE UNDER WHICH THE INDEMNIFICATION OBLIGATION ARISES; PROVIDED, HOWEVER, THAT TO THE EXTENT THE INDEMNIFICATION OBLIGATION ARISES FROM A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT IN THE PERFORMANCE OR RECEIPT OF THE SERVICES COVERED BY THE RELEVANT SERVICE SCHEDULE UNDER THIS AGREEMENT, THE AGGREGATE LIABILITY SHALL BE LIMITED TO THREE (3) TIMES THE TOTAL AMOUNTS PAID OR PAYABLE TO OR BY SUCH PARTY OR ITS AFFILIATES UNDER THIS AGREEMENT WITH RESPECT TO THE RELEVANT SERVICE SCHEDULE UNDER WHICH THE INDEMNIFICATION OBLIGATION ARISES; PROVIDED, FURTHER, HOWEVER, THAT THE FOREGOING LIMITATIONS ON LIABILITY SHALL NOT APPLY TO DAMAGES FINALLY AWARDED TO A THIRD PERSON BY A COURT, TRIBUNAL, ARBITRATOR OR JURY OR SUBJECT TO A SETTLEMENT APPROVED IN WRITING BY THE INDEMNIFYING PARTY THAT RESULT FROM A THIRD PERSON CLAIM FOR PROPERTY DAMAGE, PERSONAL INJURY (INCLUDING DEATH) OR A BREACH BY THE INDEMNIFYING PARTY OR AN AFFILIATE OF ITS OBLIGATION TO MAINTAIN AS CONFIDENTIAL THE PROTECTED HEALTH INFORMATION OF SUCH THIRD PERSON, WHICH SHALL INSTEAD BE LIMITED TO THE TOTAL AMOUNTS PAID OR PAYABLE TO OR BY SUCH PARTY OR ITS AFFILIATES UNDER THIS AGREEMENT.

(c) FOR THE AVOIDANCE OF DOUBT, THE PARTIES ACKNOWLEDGE AND AGREE THAT CERTAIN EVENTS AND CLAIMS (INCLUDING LOST DATA, BUSINESS INTERRUPTION AND CLAIMS OF CLIENTS OR CUSTOMERS) COULD RESULT IN SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES AS WELL AS DIRECT DAMAGES. IF SUCH DAMAGES ARE DIRECT, SUCH DAMAGES SHALL BE COVERED BY SECTION 6.2(b). IF SUCH DAMAGES ARE SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE, SUCH DAMAGES SHALL BE COVERED BY SECTION 6.2(a).

6.3 Failure to Perform Services.

(a) Notice. If the Provider Party or any of its Affiliates fails to perform any of the Services or any component thereof at the service level set forth in Section 2.2 of this Agreement and the Schedules hereto, if applicable, and such failure by the Provider Party or any of its Affiliates is not due to any breach by the Recipient Party or its Affiliates of their respective obligations hereunder, the Recipient Party may notify the Provider Party of such failure and request that the Provider Party correct such failure within thirty (30) days after notice thereof.

(b) Failure to Remedy. If the Recipient Party notifies the Provider Party as set forth in Section 6.3(a), and the Provider Party has not corrected such failure in the time frame set forth in Section 6.3(a), the Recipient Party may:

(i) withhold payment, or cause its Affiliate to withhold payment, for such Services or component thereof or seek a refund for Fees already paid for such Services or such component thereof, which withholding or refund shall be prorated for the period of noncompliance;

(ii) seek to terminate the provision of the applicable Services or such component thereof, as applicable, in accordance with Section 5.2(a);

(iii) seek damages from the Provider Party, subject in all cases to the limitations set forth in Section 6.2 and Section 7; and/or

(iv) require the Provider Party and its Affiliates to cooperate promptly and in good faith in obtaining an alternative means of providing such Services or such component thereof. The Provider Party shall be responsible for the reasonable costs incurred by either Party pursuant to this Section 6.3(b) in either restoring such Services or such component thereof or obtaining an alternative source of such Services or such component thereof; provided that the Provider Party shall only be responsible for the payment of such reasonable costs up to, and not exceeding, the amount of the Fees for such Services or such component thereof for the period from the time when the performance failure described in Section 6.3(a) commenced to the time when such Services or such component thereof were restored.

(c) Errors. The Provider Party shall, at its own expense, promptly correct any errors in the provision of Services rendered hereunder by the Provider Party, its Affiliates or third-Person subcontractors after receiving notice thereof from the Recipient Party or otherwise; provided that the Recipient Party shall bear the reasonable out-of-pocket expenses of the Provider Party in correcting any such errors caused by the Recipient Party or any of its Affiliates.

7.	Indemnification

7.1 Indemnifying Party’s Obligations. Each Party (for purposes of this Section 7, the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and each of the other Party’s Affiliates and their respective directors, officers, employees and agents, and each of the permitted successors and assigns of any of the foregoing (for purposes of this Section 7, each an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against any and all Expenses and Losses incurred or suffered by the Indemnified Parties in connection with, relating to, arising out of or due to the Indemnifying Party’s or its Affiliates’ (i) breach of any of their respective covenants, agreements and obligations hereunder or (ii) gross negligence or willful misconduct in their respective performance or receipt of Services under this Agreement or (iii) infringement of third Person Intellectual Property rights in Software in the event that the Indemnifying Party or its Affiliate, acting in its capacity as a Provider, provides a Recipient with access to Software, provided that such Recipient shall not receive indemnification pursuant to this clause (iii) in the event that either (a) such Provider has followed specifications provided by such Recipient (including, but not limited to, if such Recipient requires that such Provider use particular Software), (b) the Software is modified by any Person other than such Provider or (c) the Software is combined with other Intellectual Property by any Person other than such Provider.

7.2 Indemnification Procedure. If an Indemnified Party asserts that an Indemnifying Party has become obligated to indemnify pursuant to this Section 7, or if any Action is begun, made or instituted as a result of which the Indemnifying Party may become obligated to an Indemnified Party hereunder, the Indemnified Party shall give written notice to the Indemnifying Party within a sufficiently prompt time to avoid prejudice to the Indemnifying Party (but the failure to so promptly notify the Indemnifying Party shall not relieve the Indemnifying Party from its obligation to indemnify the Indemnified Party hereto to the extent it is not actually prejudiced thereby), specifying in reasonable detail the facts upon which the claimed right to indemnification is based. The Indemnifying Party shall, at its own cost, contest and defend any Action against the Indemnified Party. The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement without the consent, not to be unreasonably withheld or delayed, of the Indemnified Party if such judgment or settlement (a) does not include as an unconditional term thereof the giving by each claimant or plaintiff to the Indemnified Party (and any applicable Affiliate thereof) of an unconditional and irrevocable release from all Liability in respect to such claim, (b) would result in the finding or admission of any violation of applicable Law by the Indemnified Party or its Affiliates or (c) provides for injunctive or other non-monetary relief affecting the Indemnified Party or its Affiliates. Any payment to be made by an Indemnifying Party to an Indemnified Party shall be made within thirty (30) days of (i) the Indemnified Party’s delivery of notice of a claim for indemnification, such claim being uncontested by the Indemnifying Party within the thirty (30) day period, or (ii) in the event that the Indemnifying Party contests the claim pursuant to the dispute resolution procedures set forth in Section 10 hereof and the dispute is resolved in favor of the Indemnified Party, the date of final determination of the amount to be indemnified under such claim. The Indemnified Party may not settle any Action itself without the consent of the Indemnifying Party, not to be unreasonably withheld or delayed.

7.3 Sole and Exclusive Remedy. The Parties acknowledge and agree that each Party’s right of indemnification under this Section 7 constitutes each Party’s sole and exclusive remedy under this Agreement, with the exception of each Party’s rights to injunctive relief under Section 4.4 and Section 10.3 herein.

8.	Ownership of and Access Data and Intellectual Property

8.1 Data. All Recipient Data is the exclusive property of, and shall constitute Confidential Information of, the relevant Recipient. The relevant Recipient shall retain exclusive ownership and right to use all of its Recipient Data after the conclusion of this Agreement. The Provider Party represents and warrants that, other than in connection with providing the Services under this Agreement, the Provider Party shall not, and shall cause its Affiliates not to, directly or indirectly use or disclose Recipient Data. Notwithstanding the foregoing, a Provider Party shall be entitled to disclose the Recipient Data of the other Party and its Affiliates as necessary in accordance with the Amended and Restated Relationship Agreement.

8.2 Intellectual Property. Unless agreed otherwise in a Schedule, each Party hereto agrees that any intellectual property of the other Party or its Affiliates or licensors made available to such Party or its Affiliates in connection with the Services, and any derivative works, additions, modifications, translations or enhancements thereof created by a Party or its Affiliates pursuant to this Agreement, are and shall remain the sole property of the original owner of such intellectual property. To the extent that a Provider uses its own or third-Person intellectual property in connection with providing the Services, such intellectual property shall remain the sole property of the Provider or the third-Person.

9.	Assignment; Transfer

Neither Party shall assign or attempt to assign its rights or obligations hereunder without the other Party’s prior written consent; provided, however, that no such consent shall be required for an assignment, in whole (if applicable) or in relevant part, in connection with (i) any assignment to an Affiliate of the assigning Party so long as such assignment is not for the purpose of avoiding indemnification and the assignee assumes and is capable of performing the obligations assigned in accordance with the terms of this Agreement, (ii) any assignment or sale of all or substantially all of the equity or similar interests of Arsenal that are owned by Manchester, so long as the assignee assumes the assigned rights and obligations, or (iii) any assignment or sale of all or substantially all of Manchester’s or Arsenal’s assets. The assigning Party shall provide the other Party with written notice fifteen (15) days prior to the consummation of any such assignment or other transaction referenced in the preceding sentence. Any assignment or attempt to do so in violation of this Agreement shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns.

10.	Dispute Resolution

10.1 Any dispute arising under this Agreement shall be considered in person or by telephone by the Provider Service Manager(s) and the Recipient Service Manager(s) within seven (7) business days after receipt of a notice from either Party specifying the nature of the dispute (the date of receipt of such notice by the relevant Party, the “Dispute Date”). If for any reason, including the failure to meet or communicate, the Provider Service Manager(s) and the Recipient Service Manager(s) have not resolved such dispute to the satisfaction of both Parties within fifteen (15) business days after the Dispute Date, then either Party’s Service Manager(s) may immediately refer such dispute to the Executives. Each Party’s Executives shall make a good faith attempt to consider such dispute in person or by telephone within seven (7) business days of the date such dispute is referred to them. No proceedings for the resolution of a dispute pursuant to Section 10.2 may be commenced until the earlier to occur of: (a) the date a decision is made by the Executives that resolution of the dispute through continued negotiation does not appear likely; or (b) the date that is thirty (30) business days after the Dispute Date.

10.2 Any dispute that the Parties are unable to resolve in accordance with the procedures set forth in Section 10.1 will be submitted to non-binding mediation, which will be held in Raleigh, North Carolina. The Parties will mutually determine who the mediator will be from a list of mediators obtained from the American Arbitration Association (“AAA”) office located in Raleigh, North Carolina. If the Parties are unable to agree on the mediator, the mediator will be selected by the AAA. Each Party will bear its own costs and expenses with respect to the mediation, including one-half of the fees and expenses of the mediator. The Parties, their representatives, other participants and the mediator shall hold the existence, content and result of the mediation in confidence. Unless the Parties otherwise agree, either Party may pursue its rights and remedies under this Agreement after the earlier of: (a) the date a decision is made by the Executives of both Parties that resolution of the dispute through continued mediation does not appear likely; or (b) the date that is sixty (60) business days after the date on which the Parties commenced non-binding mediation with respect to such dispute.

10.3 This Section 10 shall not prevent the Parties from seeking or obtaining temporary or preliminary injunctive relief in a court for any breach or threatened breach of any provision hereof pending the resolution of mediation.

11.	Events to occur at the Coniston Closing

11.1 Termination of license agreements. At the Coniston Closing, Manchester and Arsenal shall, and Arsenal shall procure that AM LLC shall, enter into a termination agreement in respect of the Trademark and Trade Name License Agreement and the Trademark and Trade Name Sublicense Agreement in the form set out in Schedule F.

11.2 New license agreement. At the Coniston Closing, the Parties shall enter into the license agreement in the form set out in Schedule G.

12.	Miscellaneous

12.1 Schedules. The Schedules attached to this Agreement are a part of this Agreement as if fully set forth herein. All references herein to Articles, Sections, subsections, paragraphs, subparagraphs, clauses and Schedules shall be deemed references to such parts of this Agreement unless otherwise indicated or unless the context shall otherwise require.

12.2 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

12.3 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Schedules attached hereto) constitutes the entire agreement, and supersedes all prior agreements and representations or understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. Nothing in this Agreement is intended or shall be construed to give any Person, other than the Parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

12.4 Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of Contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by and construed in accordance with the laws of the State of Delaware, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.

12.5 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY

OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.5.

12.6 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery, upon delivery in person or if sent by facsimile (receipt of which is confirmed), (b) on the day after delivery, if sent by registered or certified mail (postage prepaid, return receipt requested), or (c) one business day after having been sent by express mail through an internationally recognized overnight courier, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to Manchester, to:

Misys plc

One Kingdom Street

Paddington

London

W2 6BL

Fax: +44 (0)20 3320 1771

Attention: General Counsel & Company Secretary

with a copy (which copy shall not constitute notice) to:

Allen & Overy LLP

One Bishops Square

London E1 6AD

United Kingdom

Attention: Gillian Holgate

Fax: +44 (0)20 3088 0088

(b) if to Arsenal, to:

Allscripts-Misys Healthcare Solutions, Inc.

222 Merchandise Mart Plaza

Suite 2024, Chicago, Illinois 60654

Attention: General Counsel

Fax: +1 312 506-1208

with a copy (which copy shall not constitute notice) to:

Drinker Biddle & Reath

191 N. Wacker Drive, Suite 3700

Chicago, Illinois 60606-1698

USA

Attention: Ira Kalina

Fax: +1 312 569-3466

12.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be deemed an original document and all of which shall be considered one and the same agreement. Signatures provided by facsimile or electronic transmission will be deemed to be original signatures.

12.8 Independence. With respect to the provision of any of the Services, all employees and representatives of the Provider Party and its Affiliates and their respective third-Person subcontractors providing such Services shall be deemed, for purposes of all compensation and employee benefits, to be employees, third-Person subcontractors or representatives of the Provider Party or its Affiliates, and not employees, third-Person subcontractors or representatives of Recipient Party or any of its Affiliates. In performing the Services, such employees and representatives shall be under the direction, control and supervision of the Provider Party or its Affiliates or their respective third-Person subcontractors. The Provider Party and, as applicable, its Affiliates shall have the sole right to exercise all authority for the employment (including termination of employment), assignment and compensation of such employees and representatives.

12.9 No Joint Venture or Partnership Intended. Notwithstanding anything herein to the contrary, the Parties hereby acknowledge and agree that it is their intention and understanding that the transactions contemplated hereby do not in any way constitute or imply the formation of a joint venture or partnership between Manchester and Arsenal.

12.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

12.11 Nonexclusivity. Nothing in this Agreement shall prevent either Party from providing any service similar to any of the Services to any other Person. Nothing in this Agreement shall prevent any Recipient from obtaining any Service entirely or in part from its own or its Affiliates’ employees and facilities or from providers other than those Providers hereto; provided such Recipient complies with the relevant terms hereof with respect to its receipt of such Service by a Provider and in the termination thereof, and provided, further that the termination of a Service in part would not impede the provision of any other interrelated Service, in which case such partial termination may not be effected until the Parties have agreed how to do so without impeding such interrelated Service.

12.12 Force Majeure. “Force Majeure” means any acts or omissions of any civil or military authority, acts of terrorism, acts of God, fires, strikes or other labor disturbances, equipment failures, fluctuations or non-availability of electrical power, heat, light, air conditioning or telecommunications equipment, or any other similar act, omission or occurrence beyond either Party’s reasonable control. If either Party’s performance is delayed by Force Majeure, the time for performance shall be reasonably extended. A condition of Force Majeure shall be deemed to continue only so long as the affected Party is taking reasonable actions necessary to overcome such condition. If either Party shall be affected by a condition of Force Majeure, such Party shall give the other Party prompt notice thereof, which notice shall contain the affected Party’s estimate of the duration of such condition and a description of the steps being taken or proposed to be taken to overcome such condition of Force Majeure. Any reasonable delay occasioned by any such cause shall not constitute a default under this Agreement, and the obligations of the Parties shall be suspended during the period of delay so occasioned. During any period of Force Majeure, the Party that is not directly affected by such condition of Force Majeure shall be entitled to take any reasonable action necessary to mitigate the effects of such condition of Force Majeure; provided that in the event that the Provider Party is affected by a condition of Force Majeure, the Provider Party shall only be responsible for the payment of the reasonable costs and expenses incurred by the Recipient Party for taking such reasonable actions up to, and not exceeding, the amount of the Fees for the affected Services or such component thereof for the period during which such Force Majeure condition occurs. If the Force Majeure event is not cured such that the affected Services or such component thereof are provided as required hereunder within thirty (30) days, the non-affected Party may terminate the affected Services or such component thereof and/or seek such Services or such component thereof from a third Person at the affected Party’s reasonable cost and expense.

12.13 Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Affiliate of such Party.

12.14 Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States (U.S.) dollars.

12.15 Further Assurances. Each of the Parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other Party may reasonably require in order to effectuate the terms and purposes of this Agreement. The Parties shall act in good faith in the performance of their obligations under this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their authorized representatives as of the date first above written.

Misys plc		Allscripts-Misys Healthcare Solutions, Inc.

By:	/s/ J. Michael Lawrie	By:	/s/ Glen Tullman
Name:	J. Michael Lawrie	Name:	Glen Tullman
Title:	Chief Executive Officer	Title:	Chief Executive Officer

Transitional Services Agreement Schedule

Financial Services

Schedule A

Summary of Services:

Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates will provide to Misys plc and its Affiliates the Services outlined in the table below (the “Financial Services”).

	Service Name	Provider	Recipient	Description of Service	Service End Date	Fees	Notice required by Recipient to Terminate (if an amount different than 45 days advance notice from Recipient is needed)
1.	Facility Occupation Services

1.1	Facility Occupation Charge	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Misys plc and its Affiliates	Allscripts will provide full service facility space for up to a maximum of twenty (20) Misys employees in the Forum location in Raleigh, North Carolina.	One (1) year from the Effective Date.	$7,875 per person for the Service Period. In the case of Termination (including in relation to any individual) such amount shall be applied pro rata for the actual number of months occupied by the individual.	30 days written notice with respect to any individual.

	Service Name	Provider	Recipient	Description of Service	Service End Date	Fees	Notice required by Recipient to Terminate (if an amount different than 45 days advance notice from Recipient is needed)
1.2	Insurance premiums	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Misys plc and its Affiliates

Allscripts will charge Misys for its pro-rated portion of the Workers’ Compensation insurance premiums and related broker fees. In addition, Allscripts will charge Misys any costs of claims made by their employees up to the $100,000 deductible.

Coverage period is to November 30, 2010 after which time Misys plc and its Affiliates shall be responsible for procuring their own separate Workers’ Compensation insurance in respect the Misys employees based in Raleigh.

					November 30, 2010.	$31,311/year for premiums plus $2,701/year for broker fees plus claims up to $100,000 per year.

Service Managers:

Misys

Name:	Anne Tinker
Title:	VP Global Compensation and Benefits
Phone:	(919) 329-1764
Email:	anne.tinker@misys.com

Allscripts

Name:	Lisa Baker
Title:	Vice President, Division Controller
Phone:	(919) 329-1979
Email:	lisa.baker@allscripts.com

2

Transitional Services Agreement Schedule

R&D Services

Schedule B

Summary of Services:

Misys plc and its Affiliates and Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates will provide to one another the Services outlined in the table below (the “R&D Services”).

The following principles shall govern the provision of the R&D Services:

1. The Provider shall perform the R&D Services at a service level in accordance with Section 2.2 of the Agreement.

2. The Recipient shall receive on a pro-rata basis the benefits of any changes implemented within the Provider’s organization which would beneficially impact the Recipient’s receipt of the R&D Services (including, but not limited to, cost reductions and operating efficiencies).

3. Unless the Parties shall otherwise agree, the Recipient shall exclusively own all rights in and to the Work Product created by Provider in performing the R&D Services. “Work Product” shall be defined herein as all Software (as defined in the Agreement) and the documentation and deliverables under this Schedule B relating thereto (including the intellectual property rights owned by Provider therein). The Parties agree that the Work Product includes, without limitation, the deliverables requested by Recipient and created by Provider in accordance with the Software Development Life Cycle (SDLC) Process (as set out in the exhibits to this Schedule B) in both source code and object code format. Provider agrees that the Work Product shall be deemed “works-made-for-hire” for Recipient under the copyright laws of the United States and all other applicable jurisdictions. Provider hereby gives, transfers and assigns to Recipient all of Provider’s right, title and interest in and to the Work Product (including all intellectual property rights owned by Provider therein) to the extent not already owned by Recipient, and hereby waives any so-called “moral rights” in the Work Product, to the extent permitted by law. Provider acknowledges and agrees that the assignment in this paragraph is perpetual, irrevocable and worldwide. Provider hereby agrees that the rights assigned hereunder shall not be subject to reversion (pursuant to the Indian Copyright Act of 1957) if Recipient fails to exercise any such rights within one year. Provider agrees to execute and deliver such additional documents and take such additional reasonable actions as Recipient deems necessary or convenient to perfect or evidence Recipient’s ownership of the Work Product or to enable Recipient to record the agreement set out in this Schedule B and/or secure rights of copyright and/or letters patent in its name, or otherwise to enforce its rights in the Work Product in any country throughout the world or otherwise carry out the provisions of this paragraph 3, provided that preparation of such additional documents shall be at the expense of Recipient. Provider agrees that its employees and subcontractors involved in delivering the R&D Services shall be covered by written agreements or otherwise be bound by obligations sufficient to protect Recipient’s rights in the Work Product consistent with the terms of this paragraph 3.

4. Provider shall not incorporate any pre-existing Provider intellectual property (including, without limitation, Software (as defined in the Agreement), content or other rights) (collectively, the “Retained Intellectual Property”) into any Work Product without the prior written approval of the Recipient’s CEO, which approval may be given or withheld in the Recipient’s CEO’s sole discretion. Should the Parties agree to incorporate Retained Intellectual Property into the Work Product, the Parties shall negotiate in good faith the scope of the license granted Recipient to use such Retained Intellectual Property. In the event that the Provider unintentionally incorporates Retained Intellectual Property into any Work Product without getting the Recipient’s CEO’s prior written approval, any such Retained Intellectual Property shall be deemed licensed to the Recipient on a non-exclusive, perpetual, paid-up, royalty-free, worldwide basis and as otherwise necessary for the development, manufacture, support, distribution, sale or use of the products, services or operations of Recipient and its Affiliates in which it is incorporated; provided that any license granted pursuant to this sentence does not include the right to distribute or sublicense the relevant Retained Intellectual Property on a standalone basis independent of Recipient’s or its Affiliates’ products and services; provided, further, that, as promptly as possible upon delivery by the Provider of a replacement for such Retained Intellectual Property (the “Replacement Intellectual Property”), the Recipient shall cease use of such Retained Intellectual Property and replace it with such Replacement Intellectual Property. Such Replacement intellectual property may, at the Provider’s option, consist of Work Product and/or Third-Person Intellectual Property (as defined below), and all such Replacement Intellectual Property must have the same or better functionality than the Retained Intellectual Property being replaced and be reasonably acceptable to the Recipient.

5. Provider shall not incorporate any Software, content or other Intellectual Property of any third Person (collectively, the “Third-Person Intellectual Property”) into any Work Product without Recipient’s prior written approval, which approval may be given or withheld in Recipient’s sole discretion. Provider shall use commercially reasonable efforts to help Recipient to secure all license rights requested by Recipient from the applicable third-Person licensor, provided that Recipient shall bear any costs for obtaining such third-Person rights.

6. The Parties acknowledge that as of the Effective Date, Misys is providing software development services to Allscripts pursuant to Section 1.1 of this Schedule. All requests for software development services by Allscripts to Misys shall be handled in accordance with the Software Development Life Cycle (SDLC) Process as detailed in Exhibit B-3 hereto. Misys shall use commercially reasonable efforts to provide Allscripts with access to Misys development personnel who will provide the software development services in accordance with demand forecasts that are to be provided by Allscripts to Misys on a monthly basis.

7. Misys acknowledges that Allscripts is in the process of developing performance metrics or matrices with respect to Allscripts’ development and support efforts (both internal and external). Misys will reasonably cooperate with Allscripts’ efforts to develop these metrics, including, without limitation, by providing historical information to support development of baseline metrics. Upon completion of these metrics, Allscripts will notify Misys in writing of all metrics applicable to the R&D Services provided by Misys, and the Parties agree to discuss in good faith the scope and nature of such proposed metrics. Upon the Parties’ agreement on the metrics used to track Misys’ performance of the R&D Services, Misys will reasonably cooperate with Allscripts in tracking Misys’ performance against such metrics, including providing reasonable reporting thereon.

	Service Name	Provider	Recipient	Description of Service	Service End Date	Fees	Notice required by Recipient to Terminate (if more than 45 days advance notice from Recipient is needed)
1.	Product Development services provided by Misys

1.1	Software Development Services	Misys Software Solutions (India) Private Limited	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates

Misys to provide software development services from its Bangalore, India location per requests by Allscripts pursuant to the SDLC Process. The services shall include:

•Development

•Quality Assurance

•Performance Testing

					Two (2) years from the Effective Date. The Service Period may be extended upon mutual written agreement of the parties provided	The Fees will be calculated by using an hourly rate of: (a) $18.65 from the Effective Date until the date that is two (2) months form the Effective Date; and	Termination not permitted except as set out in section 1.7(b) below and on the conditions set out in that section.

	Service Name	Provider	Recipient	Description of Service	Service End Date	Fees	Notice required by Recipient to Terminate (if more than 45 days advance notice from Recipient is needed)

•Sustenance Engineering Services

•Tech Pubs

•Business/Design Analysts

•Project Management/Technical Management

•Architects

•Release Mgt/Conf. Mgt

•Other Misc software development Services as agreed

For purposes of clarification, these software development services do not include any of the services described in row 1.3 below.

that the terms of such extension are agreed in writing by the parties prior to the first anniversary of the Effective Date. If no such agreement regarding extension is reached prior to that time then the Services provided pursuant to this Schedule shall cease on the Service End Date specified above.

(b) $23.31 thereafter.

Other material costs as needed (e.g., specialized hardware specific to project needs, specialized software licenses specific to project needs, etc.).

The development rate as set out in this row 1.1 does not include the annual license costs of HP Mercury Suite for QA or Collabnet (which are set out below).

1.2	Misys Development Global Leadership Team	Misys plc and its Affiliates	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Misys to provide global leadership oversight	As per row 1.1 above.	$37,200 per month during the Service Period.	As per row 1.1 above.

1.3	Misys Development Global Technology Services Misys Development	Misys plc and its Affiliates	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Consulting Services: Misys to provide Technology Governance and Standards, User Experience services including but not limited to Human Factors Engineering, Reference Models and Design Templates.	As per row 1.1 above.	$75,000 per month during the Service Period. Other material costs as needed (e.g., specialized hardware specific to project	As per row 1.1 above.

Service Name	Provider	Recipient	Description of Service	Service End Date	Fees	Notice required by Recipient to Terminate (if more than 45 days advance notice from Recipient is needed)
Global Infrastructure Services Misys Development Global Operations Engineering Quality Services

The Global Technology team shall engage on a proactive basis or on a request basis to perform technology reviews of specific product technology, ensure technology path set out by Solution Management, provide ongoing visibility to Senior Management of technology progress, and identify/suggest corrective actions for any deficiencies found. The team shall perform technology reviews on an ad-hoc or proactive basis to ensure compliance to standards.

The Global Human Factors Engineering team shall provide Human Factors Engineering services. The team shall be engaged by Allscripts product teams hereunder to build user interfaces, interaction models, reference models and design templates to facilitate building consistent user interfaces across all applications.

Misys to provide Global Quality Services to include:

•SDLC processes, tools, and any necessary operating platform.

•Standards for quality processes and procedures that would be operationalized across all programs to needs, specialized software licenses specific to project needs, etc.).

	Service Name	Provider	Recipient	Description of Service	Service End Date	Fees	Notice required by Recipient to Terminate (if more than 45 days advance notice from Recipient is needed)

manage, track and ensure compliance against the global standards.

• SDLC training, rollout planning and compliance tracking across all programs.

Infrastructure Services:

Misys to provide development infrastructure services to include:

• Development tools and platforms (including, without limitation, Microsoft).

• ALM tools/platforms (including, without limitation, Collabnet).

• Project Management tools & platform (including, without limitation, Clarity applications).

Collabnet Licenses for Allscripts-Misys Healthcare to participate in the Misys Global ALM program.

For purposes of clarification, these services include hosting, support and access to all of the foregoing tools and platforms for Allscripts development and support personnel.

1.4	Software Licenses	Misys plc and its Affiliates	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates Solutions, Inc. and Its Affiliates	Provision of software licenses in connection with the services being provided at rows 1.1 to 1.3 above.	November 30, 2011. Six (6) months prior to this date the parties will meet to discuss the Recipient’s requirements in respect of these software licenses and determine the best method of procuring such licenses from the relevant vendors.

The Recipient shall pay $25,463.00 per month for its use of the HP Mercury licenses (the “HP Mercury Monthly Fee”). This fee includes infrastructure and training.

$30.00 per person per month per license required during the Service Period for Collabnet licenses. The fee includes infrastructure and training.

Six (6) months prior notice to November 30, 2011

1.5	Reduction in software development services

1.5(a)	Each calendar month during the Service Period, Recipient shall be entitled to reduce the total number of hours of software development services (set out in row 1.1 above) to a number that is less than the Monthly Lower Limit Hours for such calendar month. If Recipient requires less than the Monthly Lower Limit Hours for a calendar month, then, notwithstanding any such reduction in hours, Recipient shall continue to be charged for, and shall continue to pay to Provider, the Monthly Lower Limit Hours for that calendar month.

1.5(b)	The Monthly Lower Limit Hours for each calendar month shall be calculated as 80% x 82% x 8 x the Total Available FTE Work Days in the relevant calendar month.

Total Available FTE Work Days means the number of non-weekend days during the relevant calendar month of all employees in Bangalore (India) who support the Allscripts development team but excludes any days where such employees will have voluntarily left their employment (or have been reassigned or promoted out of working exclusively for Allscripts) during the relevant calendar month; it also includes the days available from new employees recruited to work as replacement R&D personnel for Allscripts at the express prior written request of Allscripts.

For the avoidance of doubt, there shall be no deduction to the Total Available FTE Work Days for holidays, public holidays, training and sick days, which are instead catered for in the 82% utilization factor above.

1.6	Forecast of anticipated software development services

Subject to section 1.5 above, for each month during the Service Period, Recipient shall provide Provider with an estimate of the number of hours of software development services (set out in row 1.1 above) that it will require. Such estimate shall be provided to Provider six (6) months in advance of the relevant month being forecasted except that the estimate for each of the first six (6) months immediately following the Effective Date shall be provided within ten (10) business days of the Effective Date. If Recipient does not provide an estimate within the required time set out herein, then the estimate for the relevant month where no estimate is given by Recipient shall be deemed to be the same estimate that applied to the month immediately prior to that month. In all cases the actual number of hours of software development services provided for a particular month shall not be less than 90% of the estimate given for that month. If the actual number of hours ends up being less than 90% of the estimate, then Recipient shall be charged for, and shall pay to Provider, the number of hours that is equal to 90% of the estimate.

1.7	Termination

1.7(a)	Subject to section 1.7(b) of this Schedule and section 5.2(a) of the Agreement only, Recipient shall have no right to terminate the R&D Services at any time prior to the relevant Service End Date for such R&D Service. If the R&D Services are not renewed or extended beyond the relevant Service End Date set out above (other than in circumstances where they have transitioned under the India Migration Plan pursuant to section 1.7(b) below) so that the R&D Services cease on the relevant Service End Date specified, the Recipient shall pay to Misys the following:

(i)	(redundancy and lease costs) in consideration of Misys having employed staff in Bangalore (India) in support of the Allscripts development team, and in consideration of Misys having undertaken new lease obligations at Maruthi (India) in support of the Allscripts development team in Bangalore, Allscripts agrees to pay Misys in respect of the services set out in 1.1 to 1.3 on the Service End Date an amount representing liquidated damages equal to $1,000,000; and

(ii)	(HP Mercury) in relation to the services set out in 1.4, such costs as are determined in accordance with section 2.8 of the Agreement.

1.7(b)	Upon Allscripts providing Misys with notice at any time during the Service Period set out in this Schedule that it wishes to terminate pursuant to this section 1.7 in order to give effect to the proposals set out in the India Migration Plan (as that term is defined in the Framework Agreement) Misys shall provide Allscripts with such assistance as agreed in the India Migration Plan. If Allscripts terminates the R&D Services in order to give effect to the India Migration Plan, Allscripts shall not be required to pay Misys the termination costs set out in section 1.7(a) above for such R&D Services.

Service Managers:

Misys

Name:	Mike Sainsbury
Title:	Vice President of Global Operations Engineering & Quality
Phone:	(647) 299-7307
Email:	mike.sainsbury@misys.com
Schedule B Sections:	1.1, 1.3

Name:	Rick Bernard
Title:	Vice President of Global Technology
Phone:	(508) 878-6433
Email:	rick.bernard@misys.com
Schedule B Sections:	1.3, 1.4

Name:	Joanne Felix
Title:	Vice President of Finance
Phone:	(267) 432-6944
Email:	joanne.felix@misys.com
Schedule B Sections:	1.2, 1.4

Allscripts
Name:	Faisal Mushtaq
Title:	Senior Vice President Product Development
Phone:	(919) 329-1658
Email:	faisal.mushtaq@allscripts.com

EXHIBIT B-2 TO TRANSITIONAL SERVICES AGREEMENT

EXHIBIT B-3 TO TRANSITIONAL SERVICES AGREEMENT

4846-8559-7446, v. 3

Transitional Services Agreement Schedule

Manila Support Services

Schedule C

Summary of Services:

Misys International Banking Systems, Inc. (the “Provider”) will provide the Services to Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates (collectively, the “Recipient”) outlined in the table below (the “Manila Support Services”).

1. With respect to (a) all Healthcare Level 1, Healthcare Level 2 and Healthcare Consulting personnel providing the call center services and (b) all personnel managing the Healthcare Level 1, Healthcare Level 2 and Healthcare Consulting personnel providing the call center services (the personnel mentioned in clauses (a) and (b) of this sentence are referred to herein as “Healthcare Call Center Personnel”), Provider shall provide advice and feedback, but Recipient shall have sole discretion with respect to setting salaries, bonuses, raises and all other costs to be paid by Provider under rows 1.6 and 2.6 below.

2. The services described in rows 1.1, 1.2, 2.1 and 2.2 below shall be provided and supported in accordance with the service level requirements specified in Schedule D to the Agreement.

3. With respect to the services described in rows 1.3 and 2.3, Provider shall use commercially reasonable efforts to (a) recruit personnel as expeditiously as possible and (b) deliver to Recipient multiple reasonably qualified candidates for every open position. Nothing in the Agreement or this Schedule shall restrict Recipient’s ability to recruit personnel through alternative channels.

4. With respect to the Customer Loyalty Program identified under “Additional Fees” below. Misys employee Aaron Morrison is currently the Misys employee who oversees the process. The parties intend for Aaron to transfer to the Allscripts payroll on June 1, 2010 but, should this not happen by June 1, 2010, Aaron’s services shall be charged to Allscripts at the rate of 80% of his salary and benefits until such time as Aaron’s transfer to the Allscripts payroll is completed. Upon the completion of the transfer of Aaron’s employment to Allscripts, Misys shall no longer charge Allscripts for his services.

	Service Name	Description of Service	Service End Date	Fees

1.	Manila Support Desk Services

1.1	Telecommunications, Infrastructure and Long Distance	Specific costs related to the Healthcare operations (Cisco phone system, call costs, telephone lines, equipment dedicated to the Healthcare business (separately identifiable infrastructure, personal computers and telecommunications costs for Healthcare)).	Six (6) months from the Effective Date (without prior termination).	Charge per person will be calculated using actual costs.

1.2	Information Systems Support

•   Specific costs related to the Healthcare operations (desktops, servers, network infrastructure, SFDC licenses, etc.). General costs – not specifically allocated for IT Costs.

•   General IT time & support (desktop management by IT dept. installation of printers, local backups, etc.).

•   Access to Misys Service Desk.

•   Project support (e.g., Implementation of Cisco phone system).

			Six (6) months from the Effective Date (without prior termination) with 2-month lead time for PC and phone acquisition and setup (if not already established).	“General” IT support – to be charged at $213 per FTE for the Service Period.

	Service Name	Description of Service	Service End Date	Fees

1.3	HR / Recruiting Support	• Local HR support • Recruiting • General office employee related expenses (office teambuilding, employee satisfaction, etc.; example – catering for employee town hall)	Six (6) months from the Effective Date (without prior termination) with 3-month lead time for recruitment (if not already established).	To be charged at $390 per FTE for the Service Period. Specific recruiting fees for targeted positions (example: management positions) paid externally to be charged as incurred.

1.4	Services Provided by Facilities	General facility charges (janitorial, catering, employee meetings, etc.)	Six (6) months from the Effective Date (without prior termination).	To be charged at $71 per FTE for the Service Period.

1.5	Finance Support	General accounting and finance specific support. Payroll bureau Pension administration. Audit/tax fees Local compliance/taxes etc.	Six (6) months from the Effective Date (without prior termination).	To be charged at rate of $222 per FTE for the Service Period.

1.6	Remuneration Costs	Specific costs related to salary, overtime, benefits, payroll taxes and bonuses.	Six (6) months from the Effective Date (without prior termination).	Charge per person will be calculated using actual costs.

2.	Manila Consulting Services	Consultants/Consulting Services such as Enterprise Support in the form of front-line help desk services provided remotely by Misys Manila on behalf of Allscripts

2.1	Telecommunications, Infrastructure and Long Distance	Specific costs related to the Healthcare operations (Cisco phone system, call costs, telephone lines, equipment dedicated to the Healthcare business (separately identifiable infrastructure, personal computers and telecommunications costs for Healthcare)).	Six (6) months from the Effective Date (without prior termination).	Charge per person will be calculated using actual costs.

2.2	Information Systems Support

•   Specific costs related to the Healthcare operations (desktops, servers, network infrastructure, SFDC licenses, etc.). General costs – not specifically allocated for IT Costs.

•    General IT time & support (desktop management by IT dept. installation of printers, local backups, etc.).

•   Access to Misys Service Desk.

•   Project support (e.g., Implementation of Cisco phone system).

			Six (6) months from the Effective Date (without prior termination) with 2-month lead time for PC and phone acquisition and setup (if not already established).	“General” IT support – to be charged at $213 per FTE for the Service Period.

2

	Service Name	Description of Service	Service End Date	Fees

2.3	HR / Recruiting Support	• Local HR support • Recruiting • General office employee related expenses (office teambuilding, employee satisfaction, etc.; example – catering for employee town hall)	Six (6) months from the Effective Date (without prior termination) with 3-month lead time for recruitment (if not already established).	To be charged at $390 per FTE for the Service Period. Specific recruiting fees for targeted positions (example: management positions) paid externally to be charged as incurred.

2.4	Services Provided by Facilities	General facility charges (janitorial, coffee, etc.)	Six (6) months from the Effective Date (without prior termination).	To be charged at $71 per FTE for the Service Period.

2.5	Finance Support	General accounting and finance specific support. Payroll. Local compliance/taxes etc.	Six (6) months from the Effective Date (without prior termination).	To be charged at rate of $222 per FTE for the Service Period.

2.6	Remuneration Costs	Specific costs related to salary, overtime, benefits, payroll taxes and bonuses	Six (6) months from the Effective Date (without prior termination).	Charge per person will be calculated using actual costs.

3.	Office Space

3.1	Office Space	Specific costs related to the build out of the existing Manila facility are recharged on an actual basis.	Six (6) months from the Effective Date (without prior termination).

Charge per person will be $4,306 per head per year, based on the existing space currently under lease in One Philamlife Tower; provided that two people using the same space on different shifts will constitute a single headcount.

Fees for any additional space, fitouts, remodeling etc. above and beyond what is under lease as of March 1, 2009 which is specifically requested by Allscripts will be subject to additional negotiation by the parties.

3

Additional Fees: To be billed to Allscripts at actual cost.

Transition Cost – Travel to or from Allscripts locations such as Raleigh (secondment in preparation for cutover of services, employee enablement), including travel expenses and use of Misys apartment	Estimated to be four trips during the Service Period at an approximate total cost of $30,000

Training (fees paid to third parties for employee training)	Estimated to be four classes during the Service Period at a cost of $5,000 per class

Customer Loyalty Program (NPS) –share of Aaron Morrison	80% of Aaron Morrison’s salary + benefits. The parties intend for Aaron to transfer to the Allscripts payroll on June 1, 2010 but, should this not happen by June 1, 2010, Aaron’s services shall be charged to Allscripts at the rate set out above until such time as Aaron’s transfer to the Allscripts payroll is completed. Upon the completion of the transfer of Aaron’s employment to Allscripts, Misys shall no longer charge Allscripts for his services.

Customer Loyalty Program (NPS) –Continued use of Satmetrix	The Recipient intends to procure its own provider to carry out surveys of its customer base prior to the Effective Date. Notwithstanding this if, for any reason, Allscripts has not entered into an agreement with an alternative provider by the Effective Date and the Allscripts surveys are continued to be performed by Satmetrix under any contract that Misys has with Satmetrix, Misys will be entitled to charge, and Allscripts shall pay, a fee equal to one third of Satmatrix contract cost until such time that Allscripts enters into its own separate contract with a third party provider and that contract takes effect.

4.	Termination/Expiry

On the Service End Date, in consideration of Provider having employed staff in Manila in support of Recipient’s support requirements, Recipient agrees to pay Provider an amount equal to the redundancy costs incurred by Provider. As at May 2010 this amount is estimated to be $218,511. Provider shall endeavor to minimize these costs through redeployment of such staff where possible.

Service Managers:

Misys

Name:	Pete Tantillo
Title:	Vice President Finance, Global Services & Support
Phone:	+1 212 320 4672
Email:	peter.tantillo@misys.com

Name:	Kaye Capinpin
Title:	Head of Global Contact Centre, Misys Manila
Phone:	+632 867 9326
Email:	raquel.capinpin@misys.com

4

Allscripts

For Manila Support Desk Services:

Name:	Ben Clark (Senior contact)
Title:	Senior VP Customer Support
Phone:	(919) 329-1468
Email:	ben.clark@allscripts.com

Name:	Angelo Guiao
Title:	Operations Head
Phone:	+632 867 9363
Email:	angelo.guiao@allscripts.com

For Manila Consulting Services:

Name:	John Nebergall
Title:	Sr. Vice President
Phone:	(312) 506-1215
Email:	john.nebergall@allscripts.com

5

Transitional Services Agreement Schedule

Information Systems Services

Schedule D

Summary of Services:

Misys plc and its Affiliates and Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates will provide to one another the Services outlined in the table below (the “Information Systems Services”).

1. All Information Systems Services to be provided by Misys plc and its Affiliates to Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates shall be provided in accordance with Section 2.2 of the Agreement (the “Service Level”).

2. Misys may provide suggestions for improving Allscripts’ information system infrastructure and resources to support delivery of improved service levels. If Allscripts elects to apply one or more such suggestions, Allscripts shall be responsible for all related third-party and capital expenditures.

3. On a monthly basis, the Service Managers shall meet to review each Party’s performance against the Service Level and to discuss possible enhancements, refinements or modifications to the Service Level based upon then-current operations.

4. As part of the Services, Misys shall endeavor to enable Allscripts to leverage existing network infrastructure to minimize international phone call expenses particularly with respect to the Manila call center.

5. For purposes of clarification, Provider shall have no final authority to bind Recipient to make any final purchases or enter into any contract with respect to capital expenditures and third-party services without Recipient’s consent thereto. Notwithstanding anything in the Agreement or this Schedule, Provider shall not be held liable under the Agreement or this Schedule for any failure to meet the service level articulated in Section 2.2 of the Agreement or any of the service levels included in the Service Level resulting from Recipient’s failure to follow Provider’s recommendations with respect to capital expenditures or third-party services, provided that absent an acute hardware failure that might require expedited hardware replacement, Provider shall give Recipient at least sixty (60) days’ prior notice of the need for the applicable expenditures (in excess of $50,000 in the aggregate) and describe how failure to make the expenditures would specifically affect the service levels.

6. The Service End Date for this Schedule D shall be six (6) months from the Effective Date and there shall be no early termination. Further, the Fees set out in this Schedule shall be fixed for the Service Period. As consideration for this, during the Service Period, Provider shall assist the Recipient in establishing replacement Information Systems Services.

	Service Name	Provider	Recipient	Description of Service	Fees

1.	Senior Mgmt IS Services				$49,803.75 per month

1.1	Overall IS Management	Misys plc and its Affiliates	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Overall responsibility for managing the fulfillment of the company’s technology requirements within IS. The focus will be on working with each business unit and functional area to understand their short and long term strategic goals and providing a technology roadmap that will facilitate these. They will coordinate with Global IS to determine cost, timing, etc. of projects and utilize these to help the company prioritize initiatives. They will also be responsible for monitoring service levels provided to the company and to work with IS to raise any issues meeting the service levels and to continue to improve them. These services will include management of disaster recovery planning for the technology.

	Service Name	Provider	Recipient	Description of Service	Fees

1.2	Infrastructure Services	Misys plc and its Affiliates	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Provide management and planning for supporting infrastructure including data center services, networking (data and voice), phone systems, messaging, desktop services and purchasing management.

1.3	Application Services	Misys plc and its Affiliates	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Provide overall management and planning for the development efforts related to all internal applications such as Salesforce, Support Force, Solomon, Clarity, Web sites, MSG Applications, etc. Special projects related to implementing (or upgrading) these types of applications shall be subject to the Parties agreeing upon a Statement of Work covering such services and any related capital expenditures. Basic ongoing application support is included within the Fees specified herein.

1.4	Security Services	Misys plc and its Affiliates	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Lead information risk and information security initiatives. Work to protect the confidentiality, integrity and availability of information, and to maintain the administrative and technical safeguards to provide that protection. The role includes management of all aspects of security related projects while demonstrating large-scale company wide project expertise.

2.	Offshore Technical Support				$44,227.54 per month

2.1	DBA	Misys plc and its Affiliates	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Database administrative services

2.2	Reporting Services	Misys plc and its Affiliates	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Report development for Clarity and Cognos (product development, Professional Services, Finance, etc.)

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	Service Name	Provider	Recipient	Description of Service	Fees

2.3	Web Development	Misys plc and its Affiliates	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Intranet and Extranet development resources and support

2.4	Cognos Support	Misys plc and its Affiliates	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Support for financial reporting, cube development (PS, PD, etc.) planning models, etc.

2.5	Service Desk Support	Misys plc and its Affiliates	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Queue management, level 1 support, after hours support

3.	Shared Resource Utilization			Multiple resources residing within Misys plc will provide resources for various functions in exchange for the receipt of services under section 4	$0

3.1	Cognos Implementation	Misys plc and its Affiliates	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Requirements definition, Project Management, design, ETL, etc.

3.2	Integrations	Misys plc and its Affiliates	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Support for various integration requirements

3.3	Messaging Support & Management	Misys plc and its Affiliates	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Overall support and project management for messaging related initiatives and systems

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	Service Name	Provider	Recipient	Description of Service	Fees

3.4	Purchasing Management	Misys plc and its Affiliates	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Support for the processing of IS related acquisitions

4.	Shared Resource Utilization			Multiple resources residing within Allscripts-Misys Healthcare Solutions, Inc. will provide resources for various functions in exchange for the receipt of services under section 3 of this Schedule	$0

4.1	Web Development	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Misys plc and its Affiliates	Program & project management and development support for both intranet and extranet systems

4.2	Clarity Support	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Misys plc and its Affiliates	Program & project management and development support for global Product Development, PS, IT use of Clarity in both the US and UK systems

4.3	SFDC Support	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Misys plc and its Affiliates	Program & project management and development support for Sales, Marketing and Support systems

4.4	Networking Management	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Misys plc and its Affiliates	Provide management and planning for supporting the networking infrastructure (data and voice), phone systems

5.	Allscripts IS Budget Management				$0

5.1	Misys recharges	Misys plc and its Affiliates	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Provision of certain items (such as SFDC & Clarity) which are to be set out in a schedule of items which is to be provided by Misys. Such schedule will change over time and will need to be maintained.

Ongoing fees such as SDFC licenses are billed separately.

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To the extent that any third-party vendor expenses incurred on the Recipient’s behalf are unable to be billed directly to the Recipient, the Party that has the contractual relationship with the vendor for the specific expenses at issue shall (i) be responsible for paying the vendor, including all amounts owed by both Misys and Allscripts to such vendor and (ii) invoice the other Party for any portion of the vendor’s invoice incurred on behalf of such other Party (any such invoice to the other Party to be paid pursuant to the terms of Section 3.2 of the Agreement).

During the Service Period for the Services provided under this Schedule D, the Provider and the Recipient shall cooperate in good faith to separate existing shared third party products and services (as detailed in approximately thirty contracts) taking into account their respective proportionate use thereof. Such separation shall be carried out in accordance with Section 2.8 of the Agreement and may require the assignment, termination and/or separation of the various third party agreements and the consent of third parties.

Service Managers:

Misys

Name:	Ellen M. Clarke
Title:	EVP and CIO
Phone:	646.409.3256
Email:	ellen.clarke@misys.com

Allscripts

Name:	Lee Shapiro
Title:	President and Chief Operating Officer
Phone:	312.506.1207
Email:	lee.shapiro@allscripts.com

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Transitional Services Agreement Schedule

Tax Services

Schedule E

Summary of Services:

Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates (collectively, the “Provider”) will provide the Services outlined below (the “Tax Services”) to Misys plc and its Affiliates (collectively, the “Recipient”).

The Tax Services to be provided by Provider pursuant to this Schedule E is the provision of tax audit assistance for the Recipient for all outstanding tax audit years prior to the Effective Date and the Tax Services shall continue to be provided until such time as Misys plc serves a written termination notice to Provider to terminate the Tax Services (the “Service End Date”).

The Provider shall seek written pre-approval from Misys plc for all third party costs or expenses to support the audit process (if such costs or expenses are necessary) prior to incurring such costs or expenses. If Provider incurs any such costs or expenses without first obtaining Misys plc’s prior written approval then Provider solely shall be responsible for those costs or expenses.

Fees:

Charge to Recipient	$7,500 per month commencing on the Effective Date until the Service End Date.

Service Managers:

Misys

Name:	Tim Homer
Title:	Group Tax Director
Phone:	+44 (0)20 3320 5773
Email:	tim.homer@misys.com

Allscripts

Name:	Lisa Garrett
Title:	Tax Director
Phone:	+ 1 919 329-1756
Email:	lisa.garrett@allscripts.com

SCHEDULE F

TRADEMARK LICENSE TERMINATION AGREEMENT

THIS AGREEMENT dated as of August 20, 2010, is made and entered into

BETWEEN:

(1)	Misys plc, a public limited company incorporated under the laws of England and Wales whose registered office is at One Kingdom Street, Paddington, London, W2 6BL (the Licensor);

(2)	AllscriptsMisys LLC (formerly Misys Healthcare Systems LLC), a North Carolina limited liability company and a wholly-owned subsidiary of the Sub-Licensee whose registered office is at 8529 Six Forks Road, Raleigh, North Carolina 27615 (the Licensee); and

(3)	Allscripts-Misys Healthcare Solutions, Inc., a Delaware corporation whose registered office is at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654 (the Sub-Licensee).

WHEREAS:

(A)	The Licensee and the Licensor are parties to the License Agreement (as defined below).

(B)	The Licensee has sublicensed its rights under the License Agreement to the Sub-Licensee pursuant to the Sub-License Agreement (as defined below).

(C)	The parties wish to terminate the License Agreement and the Sub-License Agreement on and subject to the terms of this agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and in the Transitional Services Agreement (as defined below) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Licensor, the Licensee and the Sub-Licensee hereby agrees as follows:

1.	INTERPRETATION

1.1	Definitions

In this agreement:

Agreements means the License Agreement and the Sub-License Agreement;

License Agreement means the agreement between the Licensor and the Licensee dated October 10, 2008 for the use of the Licensed Marks, the Licensed Name and the Licensed Domain Names;

Licensed Domain Names means the domain names identified in Schedule B to the License Agreement;

Licensed Marks means the licensed marks identified in Schedule A to the License Agreement;

Licensed Name means the trade name “Misys” and certain trademarks and service marks consisting of or incorporating the designation “Misys” identified in the schedules to the License Agreement;

Party means a party to this agreement;

Sub-License Agreement means the agreement between the Licensee and the Sub-Licensee dated October 10, 2008 for the use of the Licensed Marks, the Licensed Name and the Licensed Domain Names; and

Transitional Services Agreement means the transitional services agreement dated August 20, 2010 between the Licensor and the Sub-Licensee.

1.2	The headings in this agreement do not affect its interpretation.

2.	TERMINATION OF AGREEMENTS

2.1	Each of the Parties hereby agrees that, with effect from the date of this agreement, and notwithstanding anything to the contrary contained in either of the Agreements, the Agreements shall terminate and be of no further force and effect and no Party shall be entitled to enforce any of its rights, or be required to perform any of its obligations, set out in the Agreements except that section 8.3 of the License Agreement and section 8.3 of the Sub-License Agreement shall survive in accordance with their terms.

2.2	The termination of the Agreements shall not affect any accrued rights or liabilities of any Party in respect of damages for non-performance of any obligation under the Agreements falling due for performance prior to such lapse and cessation.

3.	GENERAL

3.1	This agreement may be signed in two or more counterparts (including by fax or other electronic signature), each of which shall be an original, with the same effect as if the signatures were upon the same instrument. This agreement shall become effective when each Party shall have received a counterpart of this agreement signed by each other Party.

3.2	This agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing express or implied in this agreement is intended or shall be construed to confer upon any person other than the Parties any legal or equitable rights or remedies under this agreement.

4.	GOVERNING LAW AND JURISDICTION

4.1

This agreement (and any claims or disputes arising out of or related to this agreement or the transactions contemplated hereby or to the inducement of any Party to enter into this agreement, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction. Each Party irrevocably and unconditionally waives any objection to the application of the laws of the State of New York to any action, suit or proceeding arising out of this agreement or the transactions contemplated hereby and further

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irrevocably and unconditionally waives and agrees not to plead or claim that any such action, suit or proceeding should not be governed by the laws of the State of New York. For purposes of any claim, suit, action or proceeding arising out of or in connection with this agreement or the transactions contemplated hereby, each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the federal and state courts located in the County of New York in the State of New York.

[Signature page follows]

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SIGNATORIES

IN WITNESS WHEREOF, each of the Licensor, the Licensee and the Sub-Licensee have caused their respective duly authorized officers to execute this agreement as of this 20th day of August 2010.

MISYS PLC

By:	/s/ J. Michael Lawrie
Name:	J. Michael Lawrie
Title:	Chief Executive Officer

ALLSCRIPTSMISYS LLC

By:	/s/ Glen Tullman
Name:	Glen Tullman
Title:	Chief Executive Officer

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

By:	/s/ Glen Tullman
Name:	Glen Tullman
Title:	Chief Executive Officer

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SCHEDULE G

TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT is dated as of August 20, 2010 (the “Agreement”), between Misys plc, a public limited company incorporated under the laws of England and Wales (“Licensor”), and Allscripts-Misys Healthcare Solutions, Inc., a Delaware corporation (“Licensee”). Licensor and Licensee are referred to herein collectively as “Parties” and each individually as a “Party”.

W I T N E S S E T H :

WHEREAS, Licensor is the owner of the trade name “MISYS” and certain trademarks and service marks consisting of or incorporating the designation “MISYS,” identified in the schedule attached hereto as Schedule A, and has applied for and registered such trademarks and service marks throughout the world (such trademarks and service marks and such registrations and applications, together with any and all common law rights pertaining thereto, are referred to collectively as the “Licensed Marks”) for use in Licensor’s business;

WHEREAS, Licensee was previously licensed to use the Licensed Marks in connection with Licensee’s healthcare information technology products and services acquired from Licensor in October, 2008 (the “Acquisition”) pursuant to a license agreement to one of Licensee’s affiliates and a sublicense from such affiliate to the Licensee;

WHEREAS, contemporaneously with execution of this Agreement, the above referenced October 2008 license and sublicense agreements (the “Existing Licenses”) are being terminated on the date hereof; and

WHEREAS, Licensee and its affiliates desire to continue using, and Licensor is willing to license Licensee and its affiliates to use, the Licensed Marks as set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1. Grant of License.

1.1 Grant of Trademark License. Subject to the terms and conditions contained herein, Licensor hereby grants to Licensee, and Licensee hereby accepts, a nonexclusive, nonassignable (except as set forth in Section 7.1), royalty-free license to use the Licensed Marks in the Territory solely for the purpose of providing support to (including delivering updated versions of) the healthcare information technology products sold under the Licensed Marks prior to the date of this Agreement (the “Existing Products”) to those customers of the Licensee (or its Affiliates) who are using such Existing Products prior to the date of this Agreement (the “Existing Customers”). “Territory” shall refer to the United States; provided, however, that for customers utilizing the Existing Products prior to the date of the Acquisition, the Territory shall include any other country in which such customers utilize the Existing Products under their applicable license agreements which were entered into prior to the date of the Acquisition.

1.2 Restrictions on Use.

(a) Except for use of Licensee’s color scheme of orange and grey, which may be used for the Licensed Marks other than “Misys” used alone, “Misys” in combination with the “M” logo and the “M” logo, Licensee shall not change or modify the Licensed Marks, or create any design variation of the Licensed Marks, without the prior written consent of Licensor.

(b) Except for the word “Allscripts”, Licensee shall not join any name, mark or logo with the Licensed Marks so as to form a composite trade name or mark, without obtaining the prior written consent of Licensor.

(c) Licensee shall not use any other name or mark that is confusingly similar to the Licensed Marks, provided, however, that use of the word “Allscripts” with the secondary words in the Licensed Marks (e.g., Tiger), with or without the word “Misys, will not be considered confusingly similar.

1.3 Sublicenses.

(a) Subject to the terms and conditions contained herein, Licensee may grant a sublicense of its rights hereunder to any of its Affiliates to use the Licensed Marks in connection with the support of the Existing Products in the Territory. Any such sublicence shall be granted solely so as to enable such Affiliates to continue to support Existing Customers use of those Existing Products on or after the date of this Agreement (each such permitted sublicensee, an “Affiliate Sublicensee”). For purpose of this Agreement, “Affiliate” is defined as any entity that, at the time of determination, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Licensee, whether by contract, possession (directly or indirectly) of power to direct or cause the direction of the management or policies of such entity or the ownership (directly or indirectly) of securities or other interests in such entity).

(b) In addition to the right to grant sublicenses pursuant to this Section 1.3, Licensee and each Affiliate Sublicensee shall be permitted to allow those resellers or distributors of the Existing Products prior to the date of this Agreement (the “Existing Resellers and Distributors”) to continue to use the Licensed Marks solely to support the use of those Existing Products by the Existing Customers to the same extent as those Existing Resellers and Distributors have been performing such obligations under the relevant agreement with Licensee or such Affiliate Sublicensee prior to the date of this Agreement. Each such agreement shall contain restrictions on the use of the Licensed Marks by the Existing Resellers and Distributors which are consistent with the restrictions contained herein.

(c) Notwithstanding the grant of any sublicense hereunder, Licensee shall remain liable for any breach or default of the applicable terms and conditions of this Agreement by any of its Affiliate Sublicensees, or Existing Resellers and Distributors with respect to the Licensed Marks. The Licensee shall notify the Licensor promptly in writing upon becoming aware that the use of the Licensed Marks by any Affiliate Sublicensee or any of the Existing Resellers and Distributors is in breach of the terms of this Agreement.

(d) No such Affiliate Sublicensee or Existing Reseller and Distributor shall be permitted to sublicense to any other person or entity the rights granted to it with respect to the Licensed Marks.

2. Quality Standards and Control.

2.1 Quality Control. At all times, Licensee shall use and shall cause each Affiliate Sublicensee to use the Licensed Marks only in the same form and manner used by them in connection

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with supporting the Existing Products, prior to the date of this Agreement. At all times the Licensee shall use (and shall cause each Affiliate Sublicensee) to use the Licensed Marks in accordance with such quality standards and specifications as were in place prior to the date of this Agreement and as may be established by Licensor and communicated to Licensee in writing from time to time. The Licensee shall not use the Licensed Marks in a way which may tarnish them or the reputation of the Licensor. The Licensor’s use of the “M” mark will faithfully reproduce the design and appearance of such Licensed Mark as reflected in the Schedule.

2.2 Inspection. Licensor or its designated representative shall have the right at any time during normal business hours to inspect any and all uses of the Licensed Marks to confirm that such use is in conformance with the terms of this Agreement. From time to time, upon Licensor’s reasonable request in writing, Licensee shall, at Licensee’s expense, provide Licensor with representative samples of the ways in which the Licensed Marks are then being used (or photographs depicting the same).

2.3 Deficiencies. If Licensor reasonably believes that the Licensed Marks are not being used in accordance with Section 2.1, then Licensor shall promptly provide Licensee with written notice of such defects or violations, and shall allow Licensee thirty (30) days from the date of such notice in which to cure such defects or violations. Should the defects or violations not be remedied within such thirty (30) days, Licensor may, in its reasonable discretion, terminate this Agreement in accordance with Section 7.2 or bring an action to require specific performance. If such an action is brought and is successful, then Licensee shall have thirty (30) days within which to comply with the order. If, at the end of such thirty (30) days Licensee has not complied, this Agreement will terminate automatically.

3. Compliance with Law. Licensee shall use the Licensed Marks only in such manner as will comply with the provisions of applicable laws and regulations relating to the Licensed Marks. Licensee shall affix to the Existing Products that bear a Licensed Mark, including, but not limited to, all labels, packaging, advertising and promotional materials, manuals, and all other relevant printed materials, (a) notices in compliance with applicable trademark laws and (b) such legend as Licensor may reasonably designate by written notice and is required or otherwise reasonably necessary to allow adequate protection of the Licensed Marks and the benefits thereof under applicable trademark laws from time to time. In connection herewith, Licensee may use the following legend:

“MISYS” is a registered trademark owned by Misys plc and is used under license.”

4. Ownership.

4.1 Ownership of Licensed Marks. Licensee acknowledges and admits the validity of the Licensed Marks and agrees that it will not, directly or indirectly, challenge the validity of the Licensed Marks, or any registrations thereof and/or applications therefor in any jurisdiction, or the right, title and interest of Licensor therein and thereto, nor will it claim any ownership or other interest in the Licensed Marks in any jurisdiction, other than the rights expressly granted hereunder.

4.2 No impairment of Licensed Marks. Licensee acknowledges that (i) the Licensed Marks and the goodwill associated therewith are and will remain the exclusive property of Licensor, (ii) all uses of the Licensed Marks shall inure solely to the benefit of Licensor, and (iii) Licensee has no right, title or interest in any other trademarks, services marks, trade names or domain names belonging to Licensor. Licensee shall not at any time do or suffer to be done any act or thing that will in any way impair the rights of Licensor in and to the Licensed Marks (including, but not limited to, acquiring a registration or file and prosecute a trademark application to register the Licensed Marks or any component, variation or deviation thereof, or any name or mark

3

confusingly similar thereto, for any goods or services anywhere in the world). Licensee shall reasonably cooperate with Licensor, at Licensor’s expense, in maintaining registrations for the Licensed Marks, and shall, upon Licensor’s request, provide to Licensor any declarations, evidence, documents, specimen and testimony concerning the Licensed Marks that Licensor may request for use in connection with maintaining Licensor’s rights in the Licensed Marks. Nothing in this Agreement grants, nor shall Licensee acquire hereby, any right, title or interest in or to the Licensed Marks or any goodwill associated therewith, other than those rights expressly granted hereunder. This Agreement shall not affect Licensor’s right to enjoin or obtain relief against any acts by third parties of trademark infringement or unfair competition.

5. Indemnification. Neither Party, by virtue of this Agreement, assumes any liability with respect to the business of the other Party. Each Party (such party being the “Indemnifying Party”) shall indemnify and hold harmless the other Party, (such party being the “Indemnified Party”) against any and all claims, actions, damages, losses, liabilities costs and expenses (including reasonable attorney’s fees and expenses) (“Losses”) resulting from or arising out of claims, actions or proceedings brought by a third party against the Indemnified Party or its Affiliates arising out of the Indemnified Party’s (including, in the case of the Licensee, its Affiliate Sublicensees) breach of this Agreement and in the case of the Licensee, including any such claims, actions or proceedings made against the Licensor or its Affiliates arising out of defects in the Existing Products (distributed by Licensee or its Affiliates after the Acquisition) or misuse of the Licensed Marks.

6. Representations and Warranties. Each Party represents and warrants that it has executed this Agreement freely, fully intending to be bound by the terms and provisions contained herein; that it has full corporate power and authority to execute, deliver and perform this Agreement; that the person signing this Agreement on behalf of such Party has properly been authorized and empowered to enter into this Agreement by and on behalf of such Party; that prior to the date of this Agreement, all corporate action of such Party necessary for the execution, delivery and performance of this Agreement by such Party has been duly taken; and that this Agreement has been duly authorized and executed by such Party, is the legal, valid and binding obligation of such Party, and is enforceable against such Party in accordance with its terms.

7. Term; Termination.

7.1 Term. The term of this agreement shall become effective as of the date hereof, and shall continue in effect until terminated in accordance with the provisions of Section 7.2.

7.2 Termination.

(a) Licensor may terminate this Agreement upon written notice to Licensee if:

(i) Licensee breaches any provision of this Agreement and fails to cure such breach within thirty (30) days after the date of Licensor’s written notice thereof.

(ii) There is a change of control of Licensee other than in connection with the Coniston or Emerald transactions.

(iii) Licensee files, or consents to the filing against it of, a petition for relief under any bankruptcy or insolvency laws, makes an assignment for the benefit of creditors or consents to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other official with similar powers over a substantial part of its property; or a court having jurisdiction over Licensee or any of the property of Licensee shall enter a decree or order for

4

relief in respect thereof in an involuntary case under any bankruptcy or insolvency law, or shall appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or official with similar powers over a substantial part of the property of Licensee, or shall order the winding-up, liquidation or rehabilitation of the affairs of Licensee, and such order or decree shall continue in effect for a period of sixty (60) consecutive days.

(b) Licensee may terminate this Agreement at any time upon thirty (30) days prior notice to Licensor.

(c) Notwithstanding anything to the contrary contained herein, termination of this Agreement by either Party in whole or in part shall be without prejudice to any other remedy otherwise available hereunder, under law or at equity, to such Party or the other Party.

(d) Notwithstanding anything to the contrary contained in this Agreement, the rights and obligations of the Licensor and the Licensee pursuant to sections 4, 5, 7.2(c), 7.3 and 8 shall survive indefinitely regardless of any termination of the Agreement.

7.3 Effects of Termination. Any termination of this Agreement in accordance with the terms hereof shall be final. Upon the termination of this Agreement:

(a) all rights in the Licensed Marks granted to Licensee hereunder shall automatically revert to Licensor, and Licensee or any Sublicensee shall have no further rights in, and shall immediately cease all use of, the Licensed Marks, except that Licensee and any Sublicensee shall have a thirty (30) day period after termination to transition away from use of the Licensed Marks; and

(b) Licensee shall immediately destroy and cause any Sublicensee, reseller or distributor to destroy all materials used for reproducing the Licensed Marks (including without limitation photographic negatives, printing plates and tooling), except that Licensee and any Sublicensee shall have a thirty (30) day period after termination to transition away from use of the Licensed Marks and shall, within thirty (30) days after such destruction has taken place, provide Licensor with an affidavit executed by an officer of Licensee attesting thereto.

8. Miscellaneous.

8.1 Assignment. Licensee shall not assign or attempt to assign its rights or obligations hereunder without Licensor’s prior written consent. Licensor shall not assign or attempt to assign its rights or obligations hereunder without Licensee’s prior written consent; provided, however, that no such consent shall be required for an assignment by Licensor in connection with (i) any assignment to an affiliate, (ii) any assignment or sale of all or substantially all of the equity or similar interests of Licensee that are owned by Licensor, or (iii) any assignment or sale of all or substantially all of Licensor’s assets, or any merger, consolidation or other business combination to which Licensor is a party, provided, further, however, that Licensor agrees that it will not assign its rights or obligations hereunder apart from all or substantially all of the equity or similar interests of Licensee that it owns and the Licensed Marks that are specific to the Existing Products distributed under the Licensed Marks prior to the date of this Agreement, which for the avoidance of doubt, do not include the name and mark “Misys” or the “M” logo or any other name and mark other than the Licensed Marks. Any assignment or attempt to do so in violation of this Agreement shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns.

8.2 Entire Agreement. This Agreement constitutes the entire agreement between Licensor and Licensee with respect to the subject matter hereof and supersedes and cancels all prior

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agreements and understandings between Licensor and Licensee, whether written and oral, with respect thereto (including the Existing Licenses, save in respect of the provisions contained therein which survive regardless of termination). This Agreement shall not be amended, supplemented or modified except in a writing executed by authorized representatives of the Parties. Waiver by a Party of any breach of any provision of this Agreement by the other Party shall not operate, or be construed, as a waiver of any subsequent or other breach. If any provision of this Agreement is inoperative or unenforceable for any reason in any jurisdiction, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case, circumstance or jurisdiction, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever. The invalidity of any one or more phrases, sentences, clauses, Sections or subsections of this Agreement in any jurisdiction shall not affect the remaining portions of this Agreement in such jurisdiction or in any other jurisdiction.

8.3 No Agency. Licensor and Licensee are independent contractors with respect to each other, and nothing herein shall create any association, partnership, joint venture or agency relationship between them.

8.4 Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction. For purposes of any claim, suit, action or proceedings arising out of or in connection with this Agreement, each of the parties hereby irrevocably submits to the exclusive jurisdiction of the federal and state courts located in the County of New York in the State of New York.

8.5 Equitable Relief. Each Party hereto acknowledges that the other Party will suffer irreparable harm as a result of the material breach by such Party of any covenant or agreement to be performed or observed by such Party under this Agreement, and acknowledges that the other Party shall be entitled to apply for and, if granted, receive from any court or administrative body of competent jurisdiction a temporary restraining order, preliminary injunction and/or permanent injunction, without any necessity of proving damages, enjoining Licensee from further breach of this Agreement or further infringement or impairment of the rights of Licensor.

8.6 Notices. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given (a) if sent by first-class registered or certified mail, return receipt requested, postage prepaid, on the fifth day following the date of deposit in the mail, (b) if delivered personally, when received, or (c) if transmitted by facsimile or other telegraphic communications equipment, when confirmed, in each case addressed as follows:

If to Licensor, to:

Misys plc
One Kingdom Street
London W2 6BL
United Kingdom
Telephone:	+ 44 (0)20 3320 5000
Fax:	+44 (0)20 3320 1771
Attention:	Group General Counsel & Company Secretary

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If to Licensee, to:

Allscripts-Misys Healthcare Solutions, Inc
222 Merchandise Mart Plaza
Suite 2024, Chicago Illinois 60654
Telephone:	+ 312 506-1219
Fax:	+1 312 506-1208
Attention:	Corporate Counsel

or, in each case, to such other address or facsimile number or to the attention of such other person as may be specified in writing by such Party to the other Party.

8.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall be one and the same instrument.

8.8 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

8.9 Construction of this Agreement. In any construction of this Agreement, the Agreement shall not be construed against any Party based upon the identity of the drafter of the Agreement or any provision of it.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

MISYS PLC

By:	/s/ J. Michael Lawrie
Name:	J. Michael Lawrie
Title:	Chief Executive Officer

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

By:	/s/ Glen Tullman
Name:	Glen Tullman
Title:	Chief Executive Officer

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Schedule A

Licensed Marks

Name of Mark	Registration Information	Goods and Services Associated with the Mark
MISYS	Reg. No. 3,177,341	Computer software for database management for use in the fields of finance, medicine and healthcare, inter alia.

M (and design)	Reg. No. 3,256,754	Computer software for database management for use in the fields of finance, medicine and healthcare, inter alia.

MISYS EMR	Reg. No. 2,905,511	Computer programs and software to manage financial, e-commerce, administrative, accounting, clinical, insurance and managed care records for medical practice management.

MISYS FIRSTHAND	Reg. No. 2,905,512	Computer programs and software to manage financial, e-commerce, administrative, accounting, clinical, insurance and managed care records for medical practice management.

MISYS TIGER	Reg. No. 2,905,513	Computer programs and software to manage financial, e-commerce, administrative, accounting, clinical, insurance and managed care records for medical practice management.

MISYS VISION	Reg. No. 2,904,102	Computer programs and software to manage financial, e-commerce, administrative, accounting, clinical, insurance and managed care records for medical practice management.

MISYS VISION/OPTIMUM	Reg. No. 2,905,514	Computer programs and software to manage financial, e-commerce, administrative, accounting, clinical, insurance and managed care records for medical practice management.

MISYS VISION/ENABLED	Reg. No. 3,240,977	Computer programs and software to manage financial, e-commerce, administrative, accounting, clinical, insurance and managed care records for medical practice management

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Name of Mark	Registration Information	Goods and Services Associated with the Mark
MISYS I-CLASS	Reg. No. 2,904,104	Computer programs and software to manage financial, e-commerce, administrative, accounting, clinical, insurance and managed care records for medical practice management.

MISYS QUERY	Reg. No. 2,904,111	Computer programs and software to manage financial, e-commerce, administrative, accounting, clinical, insurance and managed care records for medical practice management.

MISYS PRACTICE PULSE	Reg. No. 3,199,674	Computer software for managing clinical and administrative data for healthcare.

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